                                                                   EXHIBIT 10.01

                            ADI HOLDING COMPANY, INC.

                          AGREEMENT AND PLAN OF MERGER

                                 March 15, 2006

                                                                               .
                                                                               .
                                                                               .

                                TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
ARTICLE I - THE MERGER...............................................................................          2
           Section 1.1.       The Merger.............................................................          2
           Section 1.2.       Effective Time.........................................................          2
           Section 1.3.       Certificate of Incorporation and By-Laws...............................          2
           Section 1.4.       Closing................................................................          2
           Section 1.5.       Directors and Officers.................................................          3
           Section 1.6.       Conversion of Certain Securities Prior to the Merger...................          3

ARTICLE II - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS...............          3
           Section 2.1.       Effect on Capital Stock................................................          3
           Section 2.2.       Company Stock Options and Related Matters..............................          5
           Section 2.3.       Payments at Closing for Outstanding Indebtedness.......................          6
           Section 2.4.       Payments at Closing for Company Expenses...............................          6
           Section 2.5.       Payments at Closing for Preferred Dividends............................          6
           Section 2.6.       Working Capital Adjustment.............................................          7
           Section 2.7.       Post Closing Adjustment................................................          7
           Section 2.8.       Withholding of Taxes...................................................         10

ARTICLE III - PAYMENT FOR SHARES; DISSENTING SHARES..................................................         10
           Section 3.1.       Payment for Shares of Company Stock....................................         10
           Section 3.2.       Appraisal Rights.......................................................         13

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................         14
           Section 4.1.       Existence; Good Standing; Authority....................................         14
           Section 4.2.       Capitalization.........................................................         15
           Section 4.3.       Subsidiaries...........................................................         16
           Section 4.4.       No Conflict; Consents..................................................         17
           Section 4.5.       Financial Statements and Related Matters...............................         18
           Section 4.6.       Absence of Certain Changes.............................................         19
           Section 4.7.       Litigation.............................................................         20
           Section 4.8.       Taxes..................................................................         21
           Section 4.9.       Employee Benefit Plans.................................................         23
           Section 4.10.      Real and Personal Property.............................................         24
           Section 4.11.      Labor and Employment Matters...........................................         26
           Section 4.12.      Contracts and Commitments..............................................         26
           Section 4.13.      Intellectual Property..................................................         28
           Section 4.14.      Environmental Matters..................................................         30
           Section 4.15.      Insurance..............................................................         31

           Section 4.16.      No Brokers.............................................................         31
           Section 4.17.      Compliance with Laws...................................................         31
           Section 4.18.      Licenses and Permits...................................................         32
           Section 4.19.      Affiliate Arrangements.................................................         33
           Section 4.20.      Knowledge..............................................................         33

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO....................................         33
           Section 5.1.       Organization...........................................................         33
           Section 5.2.       Authorization; Validity of Agreement; Necessary Action.................         33
           Section 5.3.       No Conflict; Consents..................................................         34
           Section 5.4.       Required Financing.....................................................         34
           Section 5.5.       Brokers................................................................         34
           Section 5.6.       Litigation.............................................................         34

ARTICLE VI - CONDUCT OF BUSINESS PENDING THE MERGER..................................................         35
           Section 6.1.       Conduct of Business Prior to Closing...................................         35

ARTICLE VII - ADDITIONAL AGREEMENTS..................................................................         37
           Section 7.1.       Written Consent........................................................         37
           Section 7.2.       Access to Information..................................................         37
           Section 7.3.       Confidentiality........................................................         38
           Section 7.4.       Regulatory and Other Authorizations; Consents..........................         38
           Section 7.5.       Press Releases.........................................................         39
           Section 7.6.       No Solicitations.......................................................         39
           Section 7.7.       Behrman Non-Competition................................................         40
           Section 7.8.       Officers' and Directors' Indemnification...............................         40
           Section 7.9.       Employee Benefit Arrangements..........................................         41
           Section 7.10.      Notice of Certain Matters..............................................         43
           Section 7.11.      Books and Records......................................................         43
           Section 7.12.      Termination of Certain Agreements......................................         43
           Section 7.13.      Further Action.........................................................         44
           Section 7.14.      Tax Matters............................................................         44

ARTICLE VIII - CONDITIONS TO THE MERGER..............................................................         48
           Section 8.1.       Conditions to the Obligations of Each Party to Effect the Merger.......         48
           Section 8.2.       Additional Conditions to Obligations of Parent and MergerCo............         48
           Section 8.3.       Additional Conditions to Obligations of the Company....................         50

ARTICLE IX - SURVIVAL OF REPRESENTATIONS  AND WARRANTIES; INDEMNIFICATION............................         51
           Section 9.1.       Survival...............................................................         51
           Section 9.2.       Indemnification by the Common Equity Holders...........................         51
           Section 9.3.       Indemnification by Parent and MergerCo.................................         56

           Section 9.4.       Treatment of Indemnity Payments........................................         59
           Section 9.5.       Remedies Exclusive.....................................................         59

ARTICLE X - TERMINATION, AMENDMENT AND WAIVER........................................................         60
           Section 10.1.      Termination............................................................         60
           Section 10.2.      Effect of Termination..................................................         61
           Section 10.3.      Amendment..............................................................         61
           Section 10.4.      Extension; Waiver......................................................         61

ARTICLE XI - GENERAL PROVISIONS......................................................................         62
           Section 11.1.      Notices................................................................         62
           Section 11.2.      Disclosure Schedules...................................................         64
           Section 11.3.      Entire Agreement.......................................................         64
           Section 11.4.      Assignment.............................................................         64
           Section 11.5.      Severability...........................................................         64
           Section 11.6.      No Agreement Until Executed............................................         64
           Section 11.7.      Certain Definitions....................................................         65
           Section 11.8.      Interpretation.........................................................         68
           Section 11.9.      Fees and Expenses......................................................         69
           Section 11.10.     Choice of Law/Consent to Jurisdiction..................................         69
           Section 11.11.     Specific Performance...................................................         69
           Section 11.12.     Mutual Drafting........................................................         69
           Section 11.13.     Miscellaneous..........................................................         70


ANNEXES

Annex A              Defined Terms

EXHIBITS

Exhibit A            Form of Escrow Agreement
Exhibit B            Form of Indemnification Agreement

SCHEDULES

Schedule 2.2(a)      Vested Options
Schedule 2.6(a)      Working Capital Accounting Principles
Schedule 4.1(a)      Existence; Good Standing; Authority
Schedule 4.2         Capitalization
Schedule 4.3(a)      Subsidiaries
Schedule 4.3(b)      Foreign Qualification
Schedule 4.4         No Conflicts; Consents
Schedule 4.5(a)      Financial Statements
Schedule 4.5(b)      Other Indebtedness; Liabilities
Schedule 4.6         Absence of Certain Changes
Schedule 4.7         Litigation
Schedule 4.8         Taxes
Schedule 4.9(a)      Employee Benefit Plans
Schedule 4.9(e)      Effect of Transaction on Benefits
Schedule 4.9(f)      Section 280G
Schedule 4.10(a)     Real Property
Schedule 4.10(b)     Encumbrances
Schedule 4.11(a)     Labor and Employment Matters
Schedule 4.11(c)     Labor Claims
Schedule 4.12        Contracts and Commitments
Schedule 4.13(a)     Patents, Marks and Copyrights
Schedule 4.13(b)     Intellectual Property Encumbrances
Schedule 4.13(e)     Intellectual Property Licenses
Schedule 4.14        Environmental Matters
Schedule 4.15        Insurance
Schedule 4.17(a)     Compliance with Laws
Schedule 4.18        Licenses and Permits
Schedule 4.19(a)     Affiliate Arrangements
Schedule 4.19(b)     Terminated Affiliated Arrangements
Schedule 6.1         Conduct of Business
Schedule 7.9(a)      Employees
Section 7.9(d)       Certain Employee Information

Schedule 8.2(e)      Required Consents
Schedule 9.1         Certain Matters

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of March 15, 2006, by and among Fisher Scientific International Inc., a Delaware corporation ("Parent"), Atlas Acquisition Corp., a Delaware corporation ("MergerCo"), ADI Holding Company, Inc., a Delaware corporation (the "Company") and for purposes of Sections 1.6, 8.2(j) and 9.5 only, Behrman Capital III L.P., a Delaware limited partnership ("Behrman Capital") and for the purposes of Sections 7.6, 7.7 and 9.5 only, Behrman Brothers Management Corp., a Delaware corporation ("Behrman"). Certain terms used in this Agreement are defined in
Section 11.7 hereof. An index of defined terms used in this Agreement is attached as Annex A hereto.

      WHEREAS, Parent, MergerCo and the Company wish to effect a business combination through a merger (the "Merger") of MergerCo with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the "DGCL");

      WHEREAS, the Board of Directors of the Company (the "Company Board") has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of its stockholders;

      WHEREAS, the Boards of Directors of Parent and MergerCo have determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are in the best interest of their respective stockholders, and Parent has approved this Agreement as the sole stockholder of MergerCo;

      WHEREAS, as described herein, certain of the Common Equity Holders (as defined in Section 2.7(d)) shall enter into the Indemnification Agreement (as defined in Section 11.7) with Parent to be effective at, and subject to the occurrence of, the Effective Time (as defined in Section 1.2) in respect of the Common Equity Holders' indemnification obligations set forth in this Agreement and certain other matters;

      WHEREAS, the Stockholders' Representative (as defined in Section 11.7), Parent and the Escrow Agent (as defined in Section 3.1(a)) shall enter into the Escrow Agreement (as defined in Section 3.1(a)) to be effective at, and subject to the occurrence of, the Effective Time; and

      WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

      NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE I - THE MERGER

            SECTION 1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its properties, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

            SECTION 1.2. EFFECTIVE TIME. On the Closing Date (as defined in
Section 1.4), MergerCo and the Company shall duly execute a certificate of merger (the "Certificate of Merger") and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by and received the endorsed approval of the Secretary of State of the State of Delaware (the "Effective Time").

            SECTION 1.3. CERTIFICATE OF INCORPORATION AND BY-LAWS. At the Effective Time and without any further action on the part of the Company and MergerCo, the certificate of incorporation of MergerCo, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and the terms of such certificate of incorporation. At the Effective Time and without any further action on the part of the Company and MergerCo, the by-laws of MergerCo, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by the terms of the certificate of incorporation of the Surviving Corporation and by the terms of such by-laws. Notwithstanding the foregoing, the name of the Surviving Corporation shall be "Atlas Acquisition Corp." and the certificate of incorporation and by-laws of the Surviving Corporation shall so provide.

            SECTION 1.4. CLOSING. The closing of the Merger (the "Closing") shall occur no later than the third Business Day (as defined below) after the conditions set forth in Sections 8.1, 8.2 and 8.3 have been satisfied or waived (other than conditions required to be satisfied at the Closing); and provided further, that notwithstanding the foregoing, the Closing may occur on any other date agreed upon by the parties. The date on which the Closing occurs pursuant to the foregoing sentence is referred to in this Agreement as the "Closing Date." The Closing shall take place at the offices of Goodwin Procter LLP, 599 Lexington Avenue, New York, NY 10022, or at such other place as agreed to by the parties hereto. "Business Day" means any day other than a day on which the Securities and Exchange Commission or the office of the Delaware Secretary of State is closed.

            SECTION 1.5. DIRECTORS AND OFFICERS. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

            SECTION 1.6. CONVERSION OF CERTAIN SECURITIES PRIOR TO THE MERGER.

                  (a) Behrman Capital hereby agrees to cause all of the Company's shares of Series A Preferred Stock (as defined in Section 11.7) issued and outstanding immediately prior to the Effective Time to be converted into shares of Common Stock (as defined in Section 11.7) in accordance with Article IV.A.6 of the Certificate of Incorporation (as defined in Section 11.7), such conversion to be effective immediately prior to, and contingent upon, the consummation of the Merger.

                  (b) Behrman Capital hereby agrees to cause all of the Company's shares of Series B Preferred Stock (as defined in Section 11.7) issued and outstanding immediately prior to the Effective Time to be converted into shares of Common Stock and Redeemable Preferred Stock (as defined in Section 11.7) in accordance with Article IV.B.6 of the Certificate of Incorporation, such conversion to be effective immediately prior to, and contingent upon, the consummation of the Merger. Immediately following the Effective Time, the Surviving Corporation shall pay to the holders thereof all accrued or declared but unpaid dividends thereon (the "Preferred Dividends") in full, in cash and in accordance with Article IV.B.6(a) of the Certificate of Incorporation and Section 2.5 of this Agreement.

             ARTICLE II - EFFECT OF THE MERGER ON THE CAPITAL STOCK
                         OF THE CONSTITUENT CORPORATIONS

            SECTION 2.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders (each a "Stockholder" and collectively, the "Stockholders") of the shares of the Common Stock, Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock or Redeemable Preferred Stock (collectively, the "Company Stock") or any shares of the capital stock of MergerCo:

                  (a) Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation following the Merger, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  (b) Each share of Company Stock that is owned by the Company, by any wholly owned Subsidiary (as defined in Section 11.7) of the Company, by Parent, by MergerCo, or by any other wholly owned subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

                  (c) Each share of Redeemable Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that portion of the Merger Consideration (as defined in Section 2.1(e)) equal to the Redeemable Liquidation Preference Amount (as defined in the Certificate of Incorporation), calculated as of the Effective Time net to the holder thereof in cash, payable to the holder thereof, without any interest thereon, upon surrender and exchange of the Certificate (as defined in Section 2.1(f)) representing such share of Redeemable Preferred Stock or the delivery of an affidavit as described in Section 3.1(h).

                  (d) Each share of Common Stock and Class A Common Stock (as defined in Section 11.7), whether restricted or unrestricted, issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, taking into account the conversion of all shares of Series A Preferred Stock and Series B Preferred Stock pursuant to Section 1.6), other than shares to be canceled in accordance with Section 2.1(b) and the Dissenting Shares (as defined in Section 3.2(a)), shall be converted into the right to receive an amount equal to (i) the Merger Consideration less
      (A) the Escrow Amount (as defined in Section 3.1(a)) and less (B) the aggregate Redeemable Liquidation Preference Amount paid to the holders of the Redeemable Preferred Stock, divided by (ii) (A) the aggregate number of shares of Common Stock and Class A Common Stock outstanding as of the Effective Time (for the avoidance of doubt, taking into account the conversion of all shares of Series A Preferred Stock and Series B Preferred Stock pursuant to Section 1.6), plus (B) the aggregate number of shares of Class A Common Stock then issuable upon the exercise of all Vested Options (as defined in Section 2.2(a)) outstanding as of the Effective Time pursuant to Section 2.2(a) (the "Price Per Common Share"), subject to any applicable Tax, net to the holder thereof in cash, payable to the holder thereof, without any interest thereon, upon surrender and exchange of the Certificate representing such share of Common Stock or Class A Common Stock or the delivery of an affidavit as described in
      Section 3.1(h).

                  (e) The "Merger Consideration" means the amount equal to

                        (i) $283,000,000,

                        (ii) plus the sum of (A) the aggregate amount of the
            Company's and each of its Subsidiaries' cash and cash equivalents as shown on the Estimated Closing Balance Sheet (as defined in Section 2.6(a)) (the "Estimated Cash Amount") and (B) the Aggregate Option Exercise Price Proceeds (as defined in Section 2.2(a)), and

                        (iii) less the sum of (A) the aggregate amount of all
            Outstanding Indebtedness (as defined in Section 11.7) of the Company and its Subsidiaries outstanding as of the Effective Time, (B) all Company Expenses (as defined in Section 2.4), (C) the aggregate amount of Preferred Dividends payable upon the conversion of the Series B Preferred Stock and (D) the Estimated Underage (as defined in Section 2.6(b)), if any.

                  (f) All shares of Company Stock, when converted as provided in Sections 2.1(c) and (d) above, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate ("Certificate") previously evidencing such shares shall thereafter represent only the right to receive that portion of the Merger Consideration applicable to the shares underlying such Certificate. The holders of Certificates previously evidencing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.1, shall only represent the right to receive the applicable Merger Consideration in exchange for their shares of Company Stock.

            SECTION 2.2. COMPANY STOCK OPTIONS AND RELATED MATTERS.

                  (a) Vested Options. Any unexercised option to purchase shares of Class A Common Stock (an "Option") that is outstanding and vested immediately prior to the Effective Time under the Company's 2002 Stock Option and Grant Plan, as amended (the "Plan"), shall be converted into the right to receive cash in accordance with this Section 2.2(a) and shall not, for the avoidance of doubt, be entitled to receive any Merger Consideration. The Company hereby agrees that, prior to the Effective Time, the Company Board will take all actions necessary to accelerate the vesting of Options held by employees of the Company or any of its Subsidiaries who have executed a contribution agreement in a form reasonably acceptable to the Company so that each such employee shall hold, as of the Effective Time, that number of vested Options set forth next to such employee's name on Schedule 2.2(a) (all such vested Options as of the Effective Time, the "Vested Options"). At the Effective Time, the Company shall pay to each holder of Vested Options (each an "Optionholder" and collectively, the "Optionholders") an amount in cash for each share of Class A Common Stock then issuable upon exercise of such Vested Options equal to the excess, if any, of (i) the Price Per Common Share over (ii) the exercise price for each such Vested Option. The aggregate amount of the exercise prices of all Vested Options as of the Effective Time is referred to herein as the "Aggregate Option Exercise Price Proceeds." The aggregate amount of cash paid to the Optionholders pursuant to this
      Section 2.2(a) is referred to herein as the "Total Option Proceeds."

                  (b) Unvested Options. All Options that are unvested as of the Effective Time shall terminate at the Effective Time in accordance with the Plan and the Company shall take all such actions as may be necessary to effect such termination.

                  (c) All consideration to be received by the Optionholders pursuant to this Section 2.2 and Section 2.7 (as well as any amounts paid to the Optionholders pursuant to Section 3.1) shall be treated as compensation by the Company and shall be net of any applicable Taxes (as defined in Section 4.8(f)(ii)).

            SECTION 2.3. PAYMENTS AT CLOSING FOR OUTSTANDING INDEBTEDNESS. At (and subject to the occurrence of) the Effective Time, Parent shall provide, or cause to be provided, funds to the Surviving Corporation in an amount equal to the Outstanding Indebtedness to enable the Surviving Corporation to repay all such Outstanding Indebtedness as of the Effective Time. Parent and MergerCo will cooperate with any reasonable request of the Company in connection with the repayment of such Outstanding Indebtedness and shall take such commercially reasonable actions as may be reasonably requested to facilitate such repayment and to facilitate the release, in connection with such repayment, of any mortgage, pledge, lien, conditional sale agreement, security title or other encumbrance (collectively, "Encumbrances") securing such Outstanding Indebtedness. The Company shall obtain full and final releases from each Person who holds any Encumbrance securing any Outstanding Indebtedness or otherwise related to any assets of the Company and its Subsidiaries, such release to be reasonably acceptable to Parent and effective as of the Effective Time. No later than three Business Days prior to the Closing, the Company shall deliver a calculation, in reasonable detail, to Parent setting forth the amount to be provided by Parent to the Company pursuant to this Section 2.3.

            SECTION 2.4. PAYMENTS AT CLOSING FOR COMPANY EXPENSES. Immediately following (and subject to the occurrence of) the Effective Time, Parent shall provide, or cause to be provided, funds to the Surviving Corporation in an amount equal to all outstanding fees and expenses of the Company and each of its Subsidiaries in connection with the negotiation and the consummation of the transactions contemplated by this Agreement that have not been paid on or prior to the Closing Date (the "Company Expenses") as are set forth in the written notice described in the immediately following sentence. No later than three Business Days prior to the Closing, the Company shall notify Parent in writing of the amount to be provided by Parent pursuant to this Section 2.4 to the Surviving Corporation and shall provide copies of all supporting invoices and any other supporting documentation as may be requested by Parent.

            SECTION 2.5. PAYMENTS AT CLOSING FOR PREFERRED DIVIDENDS. Immediately following (and subject to the occurrence of) the Effective Time, Parent shall provide, or cause to be provided, funds to the Surviving Corporation to enable the Surviving

Corporation to pay in cash, immediately following the Effective Time by wire transfer of immediately available funds, to each holder of Series B Preferred Stock, such holder's pro rata portion of the aggregate Preferred Dividends. No later than three Business Days prior to the Closing, the Company shall deliver a calculation, in reasonable detail, to Parent setting forth the amount to be provided by Parent pursuant to this Section 2.5.

            SECTION 2.6. WORKING CAPITAL ADJUSTMENT.

                  (a) At least five (5) Business Days prior to the Closing Date, the Company shall, at the Company's expense, prepare, or cause to be prepared, in good faith and deliver to Parent (i) an estimated consolidated balance sheet of the Company and its Subsidiaries (the "Estimated Closing Balance Sheet") prepared using (i) the accounting principles, procedures, policies and methods used in preparing the Base Balance Sheet (as defined in Section 4.5(a)(ii)), including the types of adjustments used in preparing such Base Balance Sheet as set forth in the notes thereto and (ii) the accounting principles and methodologies reflected in Schedule 2.6(a) ((i) and (ii), the "Balance Sheet Principles") and a calculation, in reasonable detail based upon such Estimated Closing Balance Sheet, setting forth the estimated amount of Net Working Capital (as defined in Section 11.7) as of immediately prior to the scheduled Closing (the "Estimated Net Working Capital"), the Estimated Cash Amount and the Estimated Underage (as defined in Section 2.6(b)) and
      (ii) a certificate of the chief financial officer of the Company certifying that the Estimated Closing Balance Sheet and such calculations were prepared in accordance with this Section 2.6(a). The Company shall give, and shall cause its advisers to give, Parent and its advisers reasonable access to such books, records and personnel of the Company (including the work papers of the Company and its accountants relating to the preparation of the Estimated Closing Balance Sheet and such calculations) as may be necessary to enable Parent and its advisers to review the Estimated Closing Balance Sheet and such calculations prior to the Closing.

                  (b) The "Estimated Underage" shall mean an amount equal to the excess of $7,253,000 (the "Working Capital Target") over the Estimated Net Working Capital; provided, however, that if the amount of any such excess is less than $1,000,000, then, subject to Section 2.7, the Estimated Underage shall be deemed to be zero for purposes of calculating the Merger Consideration in Section 2.1(e).

            SECTION 2.7. POST CLOSING ADJUSTMENT.

                  (a) Within sixty (60) days following the Closing Date, Parent shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to the Stockholders' Representative (i) a consolidated balance sheet of the Company and its Subsidiaries (the "Final Closing Balance Sheet") prepared using the Balance Sheet Principles and a calculation, in reasonable detail based upon such Final Closing Balance Sheet, setting forth the amount of Net Working Capital (the "Closing Working

      Capital"), the amount of cash and cash equivalents reflected thereon (the "Closing Cash Amount") and the Closing Underage (as defined in Section 2.7(b)), each as of immediately prior to the Closing and (ii) a certificate of an executive officer of Parent certifying that the Final Closing Balance Sheet and such calculations were prepared in accordance with this Section 2.7(a). The Final Closing Balance Sheet and the related calculations of Closing Working Capital, Closing Cash Amount and Closing Underage are referred to as the "Closing Statement." Parent shall give, and shall cause its advisers to give, the Stockholders' Representative and its advisers reasonable access to such books, records and personnel of Parent and Surviving Corporation (including the work papers of Parent and Surviving Corporation and their accountants relating to the preparation of the Final Closing Balance Sheet and related calculations) as may be necessary to enable the Stockholders' Representative and its advisers to review the Final Closing Balance Sheet and such calculations during the Review Period (as defined below). The preparation of the Closing Statement shall be for the sole purpose of determining the Closing Underage and Closing Cash Amount. The Stockholders' Representative shall have fifteen
      (15) days following its receipt of the Closing Statement (the "Review Period") to review the same. On or before the expiration of the Review Period, the Stockholders' Representative shall deliver to Parent a written statement accepting or objecting to the calculation of any portion of the Closing Working Capital, Closing Underage or Closing Cash Amount set forth on the Closing Statement; provided that the Stockholders' Representative may dispute the calculation of the Closing Working Capital, Closing Underage or Closing Cash Amount as set forth in the Closing Statement only on the basis that such calculation was not made in accordance with the Balance Sheet Principles or on the basis of arithmetic error. In the event that the Stockholders' Representative shall object to the Closing Statement, such statement shall include a detailed itemization of the Stockholders' Representative's objections and the reasons therefor. If the Stockholders' Representative does not deliver such statement to Parent within the Review Period, the Stockholders' Representative shall be deemed to have accepted the Closing Statement.

                  (b) The "Closing Underage" shall mean (i) if the Estimated Underage was deemed to be zero above, then an amount equal to the Working Capital Target minus the Closing Working Capital; provided, however, that if the absolute value of such difference is less than $1,000,000, then the Closing Underage shall be deemed to equal zero and (ii) if the Estimated Underage was not deemed to be zero in accordance with Section 2.6(b) above, then the excess of the Working Capital Target over the sum of (A) the Closing Working Capital and (B) the Estimated Underage.

                  (c) The Closing Underage and Closing Cash Amount set forth on the Closing Statement, as accepted or deemed accepted under Section 2.7(a) or as finally determined in accordance with Section 2.7(d) below, shall constitute the "Final Closing Underage" and "Final Cash Amount" for purposes of determining any adjustment to the Merger Consideration for all purposes under this Agreement and such Closing Underage and Closing Cash Amount shall be deemed final, binding and non-appealable.

                  (d) In the event that the Stockholders' Representative shall timely object to the Closing Statement pursuant to Section 2.7(a), Parent and the Stockholders' Representative shall promptly meet and in good faith attempt to resolve such objections. In the event that the Stockholders' Representative and Parent are not able to resolve such objections (or any portion thereof) as may be raised with respect to the Closing Statement, within the thirty (30) day period following the receipt by Parent of the Stockholders' Representative's written statement objecting to Parent's calculation of the Closing Working Capital, Closing Underage and/or Closing Cash Amount, as applicable, the unresolved matter(s) shall be submitted to KPMG LLP (the "Accounting Referee") (provided that the personnel of KPMG used in the review shall be reasonably acceptable to Parent) immediately following the expiration of such 30-day period for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement. In making such determination, the Accounting Referee may only consider those items and amounts as to which Parent and the Stockholders' Representative have disagreed within the time period and on the terms specified above and must resolve such matter(s) in accordance with the terms and provisions of this Agreement; provided that the determination of the Accounting Referee will neither be more favorable to Parent than reflected in the Closing Statement nor more favorable to the Stockholders' Representative than reflected in its dispute notice. Such Accounting Referee shall deliver a written report setting forth the resolution of each disputed item on its own calculation of the Closing Working Capital, Closing Underage and Closing Cash Amount as determined in accordance with the terms of this Agreement as soon as practicable following the submission of the matter to such firm, which calculation, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal and may be enforced in any court having jurisdiction. The fees and costs of the Accounting Referee, if one is required, shall be borne proportionally by (i) the holders of Common Stock and Class A Common Stock including, for the avoidance of doubt, any holder of any shares of Common Stock received upon the conversion of the Series A Preferred Stock or Series B Preferred Stock as contemplated by this Agreement and the Optionholders (each a "Common Equity Holder" and collectively, the "Common Equity Holders") and (ii) Parent on the other hand, on the basis, for each such party, of the ratio of (A) the positive difference between the amount of Closing Underage submitted by such party and the determination of the actual Closing Underage made by the Accounting Referee to (B) the difference between the Closing Underage amounts submitted by each party.

                  (e) In the event that the Final Closing Underage, as calculated in accordance with Section 2.7, is a positive amount, (i) the first $1,000,000 (or such lesser amount equal to the remaining balance in the Working Capital Escrow Account after deduction for any amounts paid to Parent out of the Working Capital Escrow Account on account of any Closing Cash Shortfall) of such amount shall be paid to Parent out of the Working Capital Escrow Account and (ii) any Final Closing Underage in excess of $1,000,000 (or such lesser amount paid to Parent out of the Working Capital Escrow Account) shall be paid by the Common Equity Holders to Parent in cash pursuant to the

      Indemnification Agreement. In the event that the Final Cash Amount is less than the Estimated Cash Amount (such amount, the "Closing Cash Shortfall"), (i) the first $100,000 of such amount shall be paid to Parent out of the Working Capital Escrow Account and (ii) any Closing Cash Shortfall in excess of $100,000 shall be paid by the Common Equity Holders to Parent in cash pursuant to the Indemnification Agreement. In the event that the Final Closing Underage, as calculated in accordance with Section 2.7, is a negative amount, then Parent shall pay, or cause to be paid, to the Exchange Agent (as defined in Section 3.1(a)) an amount in cash equal to the absolute value of the Final Closing Underage, and the Exchange Agent shall distribute such amount proportionally to the Common Equity Holders based on each such Common Equity Holder's proportional interest in the Aggregate Common Equity Holder Consideration (as defined in Section 11.7). In the event that the Final Cash Amount is greater than the Estimated Cash Amount, Parent shall pay to the Exchange Agent an amount in cash equal to such overage, and the Exchange Agent shall distribute such amount proportionally to the Common Equity Holders based on each such Common Equity Holder's proportional interest in the Aggregate Common Equity Holder Consideration. Any payment made under this Section 2.7(e) shall be made via wire transfer of immediately available funds within five
      (5) Business Days of the final determination of the Final Closing Underage and Final Cash Amount.

            SECTION 2.8. WITHHOLDING OF TAXES. Parent and Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Article II amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law; provided that Parent and the Company shall give prior written notice to the Stockholders' Representative before making any such deduction or withholding. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder in respect of which such deduction and withholding was made.

              ARTICLE III - PAYMENT FOR SHARES; DISSENTING SHARES

            SECTION 3.1. PAYMENT FOR SHARES OF COMPANY STOCK.

                  (a) At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a mutually agreeable exchange agent (the "Exchange Agent"), for the benefit of the holders of shares of Company Stock for exchange through the Exchange Agent, the Merger Consideration less (i) the Escrow Amount and less (ii) the sum of (x) the Aggregate Option Exercise Price Proceeds and (y) the Total Option Proceeds. At the Effective Time, Parent shall cause to be delivered to a mutually acceptable nationally recognized escrow agent (the "Escrow Agent") an amount of cash equal to $15,000,000 (the "Escrow Amount"), such deposit to constitute an escrow fund (the "Escrow Fund"). The Escrow Fund shall be governed by the terms of an escrow agreement to be entered into by and among Parent, the Stockholders' Representative and the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"). The Escrow Fund shall be held in escrow and shall be available to satisfy certain obligations of the Common Equity Holders as set forth in Sections 2.7 and 9.2 of this Agreement. Each of the parties to this Agreement hereby acknowledges and agrees that (i) $1,000,000 of the Escrow Fund will be available solely for the payment to Parent of any Final Closing Underage due to Parent, if any, under Section 2.7 (the "Working Capital Escrow Account") and (ii) $100,000 of the Working Capital Escrow Account will be available for the payment of any Closing Cash Shortfall, and shall not, under any circumstances, be available to satisfy any Parent/MergerCo Indemnified Party's (as defined in Section 9.2(a)) claim for any Loss under Article IX. The Parent/MergerCo Indemnified Parties' right to seek indemnification from the Escrow Fund under Article IX shall be limited to $14,000,000. No interest shall be paid or shall accrue on any amount pursuant to this Article III except as earned from the Escrow Fund itself.

                  (b) As soon as practicable following the Effective Time, Parent shall cause the Exchange Agent to deliver or mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock (i) a form of letter of transmittal reasonably acceptable to the Company which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering the Certificates in exchange for the applicable portion of the Merger Consideration.

                  (c) Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration that such holder has the right to receive in respect of the shares of Company Stock formerly represented by such Certificate. Any Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any of the Merger Consideration payable to holders of Certificates.

                  (d) Until surrendered in accordance with this Section 3.1, each such Certificate (other than Certificates representing shares of Company Stock to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall represent solely the right to receive the Merger Consideration relating thereto. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing shares of Company Stock surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such shares of Company Stock shall pay to the Exchange Agent any Transfer Taxes (as defined in Section

      7.14(e) or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

                  (e) Promptly following the date that is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the Merger, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of Company Stock may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Consideration relating thereto.

                  (f) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Stock on the stock transfer books of the Surviving Corporation of any shares of Company Stock that were outstanding immediately prior to the Effective Time. On or after the Effective Time, any Certificates formerly representing shares of Company Stock presented to the Surviving Corporation or the Exchange Agent shall be surrendered and canceled in return for the payment of the Merger Consideration relating thereto, as provided in this Article III.

                  (g) None of Parent, the Surviving Corporation or the Exchange Agent or any of their respective Subsidiaries or affiliates shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of Redeemable Preferred Stock, Common Stock or Class A Common Stock would otherwise escheat to or become the property of any governmental entity, any such shares shall, to the extent permitted by Applicable Laws, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person (as defined in Section 11.7) previously entitled thereto.

                  (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue the applicable Merger Consideration in exchange for such lost, stolen or destroyed Certificate.

                  (i) Upon receipt of any payment from Parent pursuant to
      Section 2.7(e), the Exchange Agent shall promptly distribute all such amounts to the Common Equity Holders based on each such Common Equity Holder's proportional interest in the Aggregate Common Equity Holder Consideration.

                  (j) The Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration or other amounts payable pursuant to this Agreement to any holder of Company Stock or Options such amounts as the Exchange Agent, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local Tax laws and shall instead pay such amount to the applicable Governmental Authority (as defined in Section 4.4). To the extent that amounts are so withheld by the Exchange Agent, Parent or the Surviving Corporation, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock or Options in respect of which such deduction and withholding was made by the Exchange Agent, Parent or the Surviving Corporation.

                  (k) The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Redeemable Preferred Stock, Common Stock or Class A Common Stock), reorganization, recapitalization, reclassification or other like change with respect to the Redeemable Preferred Stock, Common Stock or Class A Common Stock having a record date occurring on or after the date hereof and prior to the Effective Time.

            SECTION 3.2. APPRAISAL RIGHTS.

                  (a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock (collectively, the "Dissenting Shares") that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of the Company (i) who have not executed the Written Consent (as defined in Section 7.1(a)) or otherwise have not consented to or approved the transactions contemplated by this Agreement, (ii) who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (the "Appraisal Rights Provisions") and (iii) who have not effectively withdrawn, lost or failed to perfect their rights to appraisal will not be converted as described in Section 2.1, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the Appraisal Rights Provisions; provided, however, that all shares of Company Stock held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the applicable Merger Consideration, without interest, in the manner provided in Section 2.1. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid will not be paid by the Surviving Corporation as provided in this Agreement and will have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares. The Company shall give Parent and MergerCo prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Company Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to, or settle or offer to settle, any such demands.

                  (b) Each dissenting stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such shares of Company Stock shall be canceled.

               ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE
                                    COMPANY

      The Company hereby makes to Parent and MergerCo the representations and warranties contained in this Article IV.

            SECTION 4.1. EXISTENCE; GOOD STANDING; AUTHORITY.

                  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction listed on Schedule 4.1(a) and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The copies of the Company's Certificate of Incorporation and Amended and Restated By-Laws (the "By-Laws"), each as amended to date and made available to Parent's and MergerCo's counsel, are complete and correct and no amendments thereto are pending. The Company is not, and has not been since January 1, 2003, in violation of any provision of its Certificate of Incorporation or By-Laws in any material respect.

                  "Company Material Adverse Effect" means any change, effect, event, circumstance or condition that has resulted in or results in a material adverse effect on (x) the business, financial condition, results of operations or assets (including intangible assets) of the Company and the Company's Subsidiaries, taken as a whole, except to the extent any such change, effect, event, circumstance or condition results from (i) the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement (provided that this clause (i) shall not apply to the term "Company Material Adverse Effect" as used in Section 4.4), (ii) changes in general economic or political conditions or the securities markets in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company and the Company's Subsidiaries, taken as a whole, or (iii) changes in conditions generally applicable to businesses in the industries in which the Company and its Subsidiaries operate, including, without limitation, (A) changes in laws, regulations, rules, ordinances, mandates or other requirements of any Governmental Authority binding upon such businesses or industries or (B) changes in generally accepted accounting principles as applied in the United States on a consistent basis ("GAAP") or its application, in either case to the extent they do not disproportionately effect the Company and the Company's Subsidiaries, taken as a whole, or (y) on the Company's ability to timely perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

                  (b) The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board, and no other corporate proceeding or approval on the part of the Company is required to authorize the execution, delivery or performance of this Agreement (other than, with respect to the Merger, the adoption of this Agreement by Written Consent. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Parent and MergerCo, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

            SECTION 4.2. CAPITALIZATION. The authorized capital stock of the Company (the "Capital Stock") as of the date of this Agreement consists of 31,000,000 shares of Series A Preferred Stock of which 25,241,375 shares are issued and outstanding, 4,000,000 shares of Series B Preferred Stock of which 3,254,596 shares are issued and outstanding, 44,000 shares of Redeemable Preferred Stock, of which zero (0) shares are issued and outstanding, 41,000,000 shares of Common Stock, of which zero (0) shares are issued and outstanding and 6,000,000 shares of Class A Common Stock, of which 2,591,116 shares are issued and outstanding. Schedule 4.2 sets forth a true and complete list, as of the date hereof, of each record and beneficial owner of shares of Common Stock, Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Redeemable Preferred Stock, together with the number and percentage of such shares owned by each such Person. All of the issued and outstanding shares of Capital Stock have been, and with respect to any shares of Capital Stock to be issued to holders of Series A Preferred Stock and Series B Preferred Stock will be, duly authorized and validly issued, and are (or will be) fully paid and nonassessable. All issued and outstanding shares of Capital Stock have been offered, sold and delivered by the Company in compliance in all material respects with applicable securities and corporate laws and no such shares have been issued in violation of any preemptive rights, rights of first refusal or similar rights. Except as set forth on Schedule 4.2, there are no outstanding subscriptions, options, warrants, convertible securities, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company or any of its Subsidiaries or Affiliates is a party or by which any of them is bound relating to the issuance transfer, sale, exchange, repurchase or redemption of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of Capital Stock or other equity interests of the Company. Except as set forth on Schedule 4.2, there are no agreements or understandings to which the Company or any of its Subsidiaries or Affiliates is a party or by which any of them is bound with respect to the voting of any shares of Capital Stock of the Company or which restrict the transfer of any such shares. Except as set forth on Schedule 4.2, there are no outstanding contractual obligations of the Company or any of its Subsidiaries or Affiliates to repurchase, redeem or otherwise acquire any shares of Capital Stock, other equity interests or any other securities of the Company.

            SECTION 4.3. SUBSIDIARIES.

                  (a) The Company's Subsidiaries are listed on Schedule 4.3(a). Except as set forth on Schedule 4.3(a), the Company owns, directly or indirectly, beneficially and of record all of the outstanding shares of capital stock or other equity interest of each of the Company's Subsidiaries. Except as set forth in Schedule 4.3(a), neither the Company nor any of its Subsidiary owns (or has any right, obligation, agreement or understanding to acquire), directly or indirectly, any capital stock, equity or other economic, voting or ownership interest in any other Person. All of the capital stock issued by the Company's Subsidiaries has been duly authorized, validly issued and is fully paid and non-assessable and was not issued in violation of preemptive rights. All such issued and outstanding shares have been offered, sold and delivered in compliance in all material respects with applicable securities and corporate laws and no such capital stock has been issued in violation of any preemptive rights, rights of first refusal or similar rights. There are no outstanding subscriptions, options, warrants, convertible securities, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company or any of its Subsidiaries or Affiliates is a party or by which any of them is bound relating to the issuance, transfer, sale, exchange, repurchase or redemption of, or outstanding securities convertible into or exercisable or exchangeable for, any such shares of capital stock or other equity interests of any such Subsidiary. There are no agreements or understandings to which the Company or any of its Subsidiaries or Affiliates is a party or by which any of them is bound with respect to the voting of any shares of capital stock of any Subsidiary of the Company or which restrict the transfer of any such shares. There are no outstanding contractual obligations of the Company or any of its

      Subsidiaries or Affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of any such Subsidiary, other equity interests or any other securities of any such Subsidiary.

                  (b) Each of the Company's Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Each such Subsidiary has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as currently conducted. Each such Subsidiary is duly licensed or qualified to do business as a foreign corporation under the laws of each jurisdiction listed on Schedule 4.3(b) and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of each such Subsidiary's certificate of incorporation and bylaws, each as amended to date and made available to Parent's and MergerCo's counsel, are complete and correct and no amendments thereto are pending. No such Subsidiary is, or has been since January 1, 2003, in violation of any provision of its certificate of incorporation or bylaws in any material respect.

            SECTION 4.4. NO CONFLICT; CONSENTS. Except as set forth on Schedule 4.4, the execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions in accordance with the terms hereof, do not (i) violate or conflict with the Certificate of Incorporation or By-Laws or the certificate of incorporation or bylaws of any of its Subsidiaries; (ii) violate, breach or conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of any Contract (as defined in Section 4.12), agreement, permit (including Company Licenses), lease, license, authorization or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective assets are bound; (iii) violate or result in a violation of, conflict with, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Applicable Law (as defined in Section 11.7) or any order of, or any restriction imposed by, any court or other Governmental Authority applicable to, binding upon or enforceable against the Company or any of its Subsidiaries except, in the case of clauses (ii) and (iii), such violations, breaches, conflicts, defaults or terminations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; or
(iv) require from the Company or any of its Subsidiaries any notice to, declaration or filing with, or consent or approval of any federal, state, local or foreign government, any governmental, regulatory or administrative authority, agency, bureau or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority") or other third party except, in the case of this clause (iv), for notices, declarations, filings, consents or approvals the failure of which to make or obtain would not, individually or in aggregate, reasonably be expected to (A) prevent, impair or delay the consummation of the Merger or (B) have an adverse impact on the Company and its Subsidiaries, taken as a whole, in any material respect.

             SECTION 4.5. FINANCIAL STATEMENTS AND RELATED MATTERS.

                  (a) The Company has delivered to Parent and MergerCo true and complete copies of the following financial statements, copies of which are attached hereto as Schedule 4.5(a) (collectively, the "Financial Statements"):

                        (i) Audited consolidated balance sheets of the Company
            and its Subsidiaries as of December 31, 2003 and December 31, 2004 and consolidated statements of income and retained earnings and consolidated statements of cash flows for each of the years then ended;

                        (ii) An unaudited consolidated balance sheet of the
            Company and its Subsidiaries as of December 31, 2005 (the "Base Balance Sheet"); and

                        (iii) An unaudited consolidated statement of income and
            unaudited statement of cash flows of the Company and its Subsidiaries for the twelve-month period ended December 31, 2005.

      Subject to the absence of footnotes and year-end audit adjustments with respect to any unaudited Financial Statements, the Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly in all material respects the consolidated financial condition of the Company and consolidated results of the Company's operations at and for the periods presented. The books and records of the Company and its Subsidiaries have been maintained in accordance with GAAP and, in all material respects, all Applicable Laws. The Company and its Subsidiaries maintain in all material respects internal controls over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and its Subsidiaries and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the financial statements.

                  (b) Neither the Company nor any Subsidiary has or is subject to any Indebtedness, obligations or liabilities of any kind (whether known, unknown, absolute, accrued, contingent or otherwise) other than those (i) fully reflected in or reserved against in the Base Balance Sheet, (ii) immaterial to the Company or any Subsidiary and incurred in the ordinary course of business since December 31, 2005 not in violation of this Agreement, or (iii) set forth on Schedule 4.5(b).

                  (c) Upon consummation of the Merger, MergerCo will own, possess, have a valid license to, have a valid lease in or otherwise have the right to use all of the Contracts, books and records, rights, properties and assets (including all Intellectual Property and other intangible assets) necessary to conduct the business of the Company and its Subsidiaries in all material respects as currently conducted and as the same will be conducted on the Closing Date.

                  (d) The carry-over backlog of the Company and its Subsidiaries as of December 31, 2005 was $1,904,218.

            SECTION 4.6. ABSENCE OF CERTAIN CHANGES. Except as set forth on
Schedule 4.6, since December 31, 2005 (a) the Company and its Subsidiaries have operated only in the ordinary course of business consistent with past practices,
(b) there has been no event, occurrence, fact, condition, change, development or effect that has had or resulted in or would reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect and (c) and neither the Company nor any of its Subsidiaries has (or has committed or agreed, whether or not in writing, to):

                        (i) amended, restated or otherwise changed its
            certificate of incorporation or bylaws;

                        (ii) made any distribution or declared, paid or set
            aside any dividend (in cash or property) with respect to, or split, combined, redeemed, reclassified, purchased or otherwise acquired, directly or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, or made any other changes in the capital structure of the Company or any of its Subsidiaries;

                        (iii) changed any financial or Tax accounting principle,
            method or practice, other than changes required to be implemented during such period by GAAP or Applicable Law;

                        (iv) terminated the employment of any officer or key
            employee;

                        (v) except as required pursuant to Applicable Law or an
            existing Company Plan (as defined in Section 4.9(a)) (A) other than wage or salary increases in the ordinary course of business consistent in nature and amount with the past practice not in excess of 5% on an annual basis, made or agreed to make any increase in wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer or employee, (B) granted or agreed to grant any severance or termination pay or entered into any Contract to make or grant any severance or termination pay or paid or agreed to pay any bonus or other incentive compensation to any officer or employee, (C) granted or agreed to grant or accelerated the time of vesting or payment of any benefits or awards under a Company Plan,
            (D) loaned, amended any loan, or advanced money or other property to any officer or employee or (E) established, adopted, amended, modified or terminated any Company Plan in any material respect;

                        (vi) acquired or disposed of, whether by purchase,
            merger, consolidation or sale, lease, pledge or other Encumbrance of stock or assets or otherwise, any (A) material interest in any corporation, partnership or other Person or (B) material assets comprising a business or any other material property or assets, in a single transaction or in a series of transactions;

                        (vii) entered into any contract, arrangement or
            understanding pursuant to which the Company or any of its Subsidiaries will receive, or is reasonably expected to receive, payments, or will make, or is reasonably expected to make, payments of more than $100,000 in the aggregate per annum or $500,000 over the life of such Contract;

                        (viii) made or incurred any capital expenditure or other
            financial commitment requiring payments in excess of $200,000 individually or $400,000 in the aggregate;

                        (ix) paid, discharged, settled or satisfied any material
            claim, action, proceeding, liability or other obligation or waived any material rights or material claims; or

                        (x) (A) made, changed or revoked any Tax election in a
            manner that is inconsistent with the past practice of the Company or any Subsidiary, (B) incurred any liability for Taxes other than in the ordinary course of business, (C) amended any Tax Return or filed any claim for refund of Taxes with respect to the Company or any Subsidiary, (D) settled or compromised any Tax liability of the Company or any Subsidiary or entered into any closing or similar agreement with respect to Taxes of the Company or any Subsidiary, or
            (E) consented to any extension or waiver of the statute of limitations period applicable to Taxes or Tax Returns of the Company or any Subsidiary.

            SECTION 4.7. LITIGATION. Except as set forth on Schedule 4.7, neither the Company or any of its Subsidiaries nor any of their properties, assets (including any Intellectual Property) or businesses is party to, involved in any manner (including either as plaintiff or defendant) in or subject to any pending litigation, action, suit, proceeding, claim, arbitration or investigation (including any litigation, action, suit, proceeding, claim, arbitration or investigation by any Governmental Authority) nor, to the Company's knowledge, is any such litigation, action, suit, proceeding, claim, arbitration or investigation threatened against the Company or any of its

Subsidiaries or any of their properties, assets (including any Intellectual Property), rights or businesses that would reasonably be expected to (i) prevent, impair or materially delay the consummation of the Merger or (ii) result in amounts payable by the Company or any of its Subsidiaries in excess of $100,000 individually or in the aggregate.

            SECTION 4.8. TAXES. Except as set forth on Schedule 4.8 or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

                  (a) (i) The Company and its Subsidiaries have duly and timely filed, or been included in, all Tax Returns required to be filed by them or in which they are to be included with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct;

                      (ii) The Company and its Subsidiaries have timely paid or caused to be paid all Taxes due and owing (whether or not shown on such Tax Returns) by or on behalf of the Company and any Subsidiary;

                      (iii) Neither the IRS nor any other Governmental Authority has proposed, asserted or assessed in writing any deficiency or claim for any amount of additional Taxes against the Company or its Subsidiaries which has not been finally resolved and paid in full;

                      (iv) No federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or other administrative proceedings or court proceedings ("Tax Proceeding") are pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received a written notice of any actual or threatened Tax Proceedings;

                      (v) All Taxes and other assessments and levies which the Company and its Subsidiaries were or are required to withhold or collect have been withheld and collected and have been paid over to the proper Governmental Authorities;

                      (vi) There are no outstanding waivers, extensions or comparable consents regarding the application of the statute of limitations with respect to any Tax or Tax Return of the Company or any Subsidiary;

                      (vii) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to taxation in that jurisdiction;

                      (viii) None of the Company or any of the Subsidiaries is (or is expected to be) required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date,
      (B) inter-company transaction or excess loss account described in Treasury Regulations promulgated under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax law), (C) installment sale or open transaction disposition transaction made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date;

                  (ix) Each employee benefit plan which is a nonqualified deferred compensation plan is in "good faith compliance," in both form and operation, with Section 409A of the Code and the guidance thereunder; and

                  (x) None of the Company or any of its Subsidiaries has participated or engaged in any transaction that gives rise to (x) a registration obligation under section 6111 of the Code or the Treasury Regulations thereunder, (y) a list maintenance obligation under section 6112 of the Code or the Treasury Regulations thereunder, or (z) a disclosure obligation as a "reportable transaction" under section 6011 of the Code and the Treasury Regulations thereunder (or in each of clauses
      (x), (y) or (z) any corresponding or similar provision of state, local or foreign Tax law).

            (b) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations filing a combined federal income Tax Return (other than a group the common parent of which is or was the Company) nor does the Company or any of its Subsidiaries have any liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise. Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement requiring the indemnification, sharing or allocation of Taxes;

            (c) Neither the Company nor any of its Subsidiaries has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361;

            (d) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

            (e) There are no Encumbrances for Taxes upon the assets of the Company or its Subsidiaries, except for Encumbrances relating to current Taxes not yet due; and

            (f) For the purposes of this Agreement:

                  (i) "Code" shall mean the Internal Revenue Code of 1986, as amended;

                        (ii) "Taxes" shall mean any and all taxes and similar government charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages, costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States, any state, local, foreign or other applicable jurisdiction; and

                        (iii) "Tax Returns" shall mean any report, return, document, declaration, estimate, information return, statement or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

            SECTION 4.9. EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 4.9(a) sets forth all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any stock option, stock purchase, stock appreciation rights, stock-based, deferred compensation, incentive, bonus, performance award, fringe benefit, change in control, profit sharing, loan, employment, termination, severance, compensation plan, agreement, policy or arrangement currently maintained by the Company or any of its Subsidiaries or that covers current or former employees or directors of the Company or any of its Subsidiaries (the "Company Plans"). Neither the Company nor any of its Subsidiaries nor any trade or business (whether or not incorporated) that would be treated as a single employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") sponsors, maintains or contributes to (or is obligated to contribute to) or has ever maintained, contributed to or been obligated to contribute to any "employee pension plan," as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code or any "multiemployer plan," as defined in Section 3(37) of ERISA. The Company has made available to Parent correct and complete copies of (i) each Company Plan (or, in the case of any such Company Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Plan (if such report was required), (iii) the most recent summary plan description for each Company Plan for which a summary plan description is required and
      (iv) each trust agreement and insurance or group annuity contract relating to any Company Plan. Except as disclosed on Schedule 4.9(a), none of the Company Plans provide for post-employment life or health insurance benefits for any participant or any beneficiary of a participant, except as may be required under the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the participant or the participant's beneficiary.

                  (b) The Company Plans have been administered, in all material respects, in accordance with the applicable provisions of ERISA and the Code and the terms of such Company Plans. Each Company Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination opinion letter from the IRS regarding its qualification thereunder and, to the Company's knowledge, no event has occurred since the date of the most recent determination opinion letter that would have a material adverse effect on the qualification of such plan. All contributions, premiums and benefit payments under the Company Plans that are required to have been made in accordance with the terms of such Company Plans have been timely made.

                  (c) Neither the Company, any of its Subsidiaries, nor any ERISA Affiliate or any organization to which any of them is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction, within the meaning of Section 4069 of ERISA.

                  (d) There are no pending actions, claims or lawsuits which have been instituted or, to the knowledge of the Company, claims asserted against the Company Plans (except for routine claims for benefits).

                  (e) Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby either alone or in combination with another event will (i) result in any payment becoming due to any employee of the Company or any of its Subsidiaries, including but not limited to any severance payment, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan or (iv) result in any breach or violation of, or a default under, any Company Plan.

                  (f) Except as set forth on Schedule 4.9(f), no amount required to be paid or payable to or with respect to any employee or other service provider of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an "excess parachute payment" within the meaning of Section 280G of the Code.

            SECTION 4.10. REAL AND PERSONAL PROPERTY.

                  (a) Neither the Company nor any of its Subsidiaries owns any real property. Schedule 4.10(a) sets forth a list of all real property leased by the Company or any of its Subsidiaries (the "Leased Real Property"). All leases relating to Leased Real Property are identified on
      Schedule 4.10(a) (each a "Lease" and collectively, the "Leases") and true, correct and complete copies thereof (including any renewal or default notices delivered thereunder) have been made available to Parent's and MergerCo's counsel. With respect to each Lease listed on Schedule 4.10(a):

                        (i) the Company or a Subsidiary of the Company, as
            applicable, has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to the Company or such Subsidiary, as applicable, pursuant to each pertinent Lease, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity);

                        (ii) each of said Leases has been duly authorized and
            executed by the Company or such Subsidiary, as applicable, and is in full force and effect;

                        (iii) to the Company's knowledge, neither the Company
            nor such Subsidiary is in default under any of said Leases, nor, to the Company's knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company or such Subsidiary, as applicable; and

                        (iv) the Company has not received any notice from the
            landlord that the Company or its Subsidiaries will be required to remove any installations or improvements made to the leased premises.

                  (b) To the Company's knowledge, except as set forth on
      Schedule 4.10(b) or as specifically disclosed and separately identified in the Base Balance Sheet, and except with respect to leased personal property, the Company and each of its Subsidiaries have good title to all of their tangible personal property and assets shown on the Base Balance Sheet or acquired after the date of the Base Balance Sheet, free and clear of any Encumbrances, except for (i) Encumbrances specifically disclosed and separately identified in the Base Balance Sheet, (ii) Taxes, fees, assessments or other governmental charges incurred in the ordinary course of business consistent with past practice and that are not delinquent or past due, (iii) carriers', warehousemens', mechanics', landlords', materialmens', repairmens' or other similar Encumbrances arising in the ordinary course of business consistent with past practice that are not delinquent or past due, (iv) Encumbrances consisting of pledges or deposits required in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers, (v) Encumbrances set forth on Schedule 4.10(b) and (vi) Encumbrances of public record or imperfections of title that would not, individually or in the aggregate, reasonably be expected to have an adverse impact on the Company and its Subsidiaries in any material respect.

            SECTION 4.11. LABOR AND EMPLOYMENT MATTERS.

                  (a) Except as set forth on Schedule 4.11(a), the Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, employee leave issues and unemployment insurance. Since January 1, 2003, there has been no "mass layoff" or "plant closing" within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), or any similar foreign, state or local law affecting any site of employment or facility of the Company or any of its Subsidiaries.

                  (b) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the Company's knowledge, threatened in writing, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, nor since January 1, 2003 has there been any such action.

                  (c) Except as set forth in Schedule 4.11(c), neither the Company nor any of its Subsidiaries have received since January 1, 2003
      (i) written notice of any unfair labor practice charge, complaint, grievance or arbitration pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) written notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iii) written notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or written notice that such investigation is in progress, or (iv) written notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

            SECTION 4.12. CONTRACTS AND COMMITMENTS. Except as set forth in
Schedule 4.12, neither the Company nor any Subsidiary of the Company is a party to or otherwise bound by any of the following contracts, commitments, arrangements or understandings, whether written or oral (each, a "Contract"):

                  (a) any partnership, joint venture or strategic alliance Contract;

                  (b) any Contract requiring the payment of severance with any director, officer, employee or consultant;

                  (c) any Contract (A) prohibiting, limiting or restricting (i) the conduct of any portion of the business of the Company or any of its Subsidiaries anywhere in the world or the provision of any products or services of such business to any Person anywhere in the world, (ii) the competition by the business with any Person or (iii) the soliciting or hiring of employees or consultants or the entry into a business relationship with any prospective client, customer or other Person anywhere in the world or (B) requiring the Company, any of its Subsidiaries or any of their respective Affiliates to deal exclusively with any Person or requiring any Person to deal exclusively with any Company, any of its Subsidiaries or any of their respective Affiliates;

                  (d) any Affiliate Arrangement;

                  (e) any Contract involving the acquisition or disposition (by merger, consolidation, lease, exchange, acquisition or sale of stock or assets or otherwise) of any material interest in, or any material amount of property or assets of, any Person or business since January 1, 2003;

                  (f) any Contract relating to the provision, incurrence, assumption, surety or guarantee of any Indebtedness;

                  (g) any licenses, sublicenses and other agreements to which the Company or its Subsidiaries are a party (i) granting any other Person the right to use Intellectual Property (as defined in Section 11.7), (ii) restricting the right of the Company or its Subsidiaries to use intellectual property, or (iii) pursuant to which the Company or its Subsidiaries are authorized to use any third party intellectual property, which are incorporated in, are, or form a part of any product manufactured, distributed, or sold by the Company or any Subsidiary or which are otherwise used (or currently proposed to be used) by the Company or its Subsidiaries in the business of the Company as currently conducted (other than readily available commercial off-the-shelf software);

                  (h) any Contracts with the Company's top ten customers as measured by the dollar amount of revenue earned for the twelve-month period ending December 31, 2005;

                  (i) any material Contracts under which the Company or any Subsidiary provides or receives laboratory management services or specimen collection services;

                  (j) any material Contracts with group purchasing organizations, managed care companies, and third party payors, including any Contract with Medicare or any other governmental agency;

                  (k) any material Contracts under which a third party refers specimens to the Company or any Subsidiary for testing; and

                  (l) any other contract (or group of related contracts) the performance of which requires aggregate payments to or from the Company in excess of $100,000 per year.

    The Company has made available or delivered to Parent complete and correct copies of all written Contracts and accurate and complete descriptions of all material terms of all oral Contracts. Each of the Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them, and to the knowledge of the Company, each other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company and/or each of its Subsidiaries has duly performed all of its material obligations under each such Contract to the extent that such obligations have accrued. There are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any Contract. Each Contract has been performed by the Company and/or each of its Subsidiaries in accordance with its terms and Applicable Law in all material respects. The Company and each of its Subsidiaries has billed the payor thereunder in accordance with the terms of the applicable third party healthcare payor agreements in all material respects.

            SECTION 4.13. INTELLECTUAL PROPERTY.

                  (a) Schedule 4.13(a) sets forth an accurate and complete list of all Intellectual Property, including all Patents (as defined in Section 11.7), applied-for and registered Marks (as defined in Section 11.7), applications and registered Copyrights (as defined in Section 11.7) owned or filed by the Company or its Subsidiaries and used or held for use in connection with the business of the Company and its Subsidiaries. The Company or its Subsidiaries are the sole and exclusive beneficial owner of all of the Intellectual Property items set forth in Schedule 4.13(a), and all such Intellectual Property is subsisting, and to the knowledge of the Company, valid and enforceable

                  (b) Except as set forth on Schedule 4.13(b), the Company or a Subsidiary of the Company is the owner of, or has the right to use, all Intellectual Property (as defined in Section 11.7) as is necessary in connection with the business of the Company and its Subsidiaries as currently conducted, free and clear of all Encumbrances.

                  (c) The Intellectual Property owned, and to the knowledge of the Company, the Intellectual Property used, practiced or otherwise commercially exploited by the Company or its Subsidiaries, and the conduct of business of the Company and its Subsidiaries as currently conducted, does not constitute an unauthorized use or misappropriation of any patent, copyright, trade mark, trade secret, other intellectual property right of any Person and does not infringe, constitute an unauthorized use of, or violate any other right of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or its Subsidiaries or any of their present or former employees or consultants is a party or otherwise bound).

                  (d) Neither the Company nor any of its Subsidiaries is, nor since January 1, 2003, has been a party to any suit, action or proceeding which involves a claim of infringement, unauthorized use, or violation of any intellectual property used or owned by any Person against the Company or its Subsidiaries, or challenging the ownership, use, validity or enforceability of any Intellectual Property owned or used by the Company or its Subsidiaries, nor, to the Company's knowledge, are there any facts or circumstances that would form the basis for any claim by any Person of infringement, unauthorized use, or violation against the Company and its Subsidiaries, or challenging the ownership, use, validity or enforceability of any Intellectual Property owned or used by the Company.

                  (e) Except as set forth on Schedule 4.13(e), to the knowledge of the Company, no Person is materially infringing, misappropriating, or otherwise violating any (i) Intellectual Property owned by the Company or its Subsidiaries, and no such claims have been asserted or threatened against any Person by the Company or its Subsidiaries since January 1, 2003, or (ii) material Intellectual Property used or held for use by the Company or its Subsidiaries.

                  (f) The Company and its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

                  (g) No Affiliate or current or former partner, director, stockholder, officer, or employee of the Company or its Subsidiaries will, after giving effect to the transactions contemplated hereby, own or retain any rights to use (other than in connection with his or her services to the Company) any of the Intellectual Property owned by the Company or its Subsidiaries in the conduct of the business.

                  (h) The Company and its Subsidiaries take reasonable measures to ensure that all personal information collected, used or held for use by the Company is protected against unauthorized access, use, modification, or other misuse.

            SECTION 4.14. ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.14:

                  (a) the Company and the Subsidiaries are in material compliance with all Environmental Laws (as defined below) applicable to their operations and use of the Leased Real Property;

                  (b) neither the Company nor the Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material (as defined below), except in material compliance with all applicable Environmental Laws, and, as of the date of this Agreement, there has been no Release (as defined below) or threat of Release of any Hazardous Material by the Company or the Subsidiaries at or on the Leased Real Property that requires reporting, investigation or, remediation by the Company or the Subsidiaries pursuant to any Environmental Law;

                  (c) since January 1, 2003, neither the Company nor the Subsidiaries have (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim under any Environmental Law; (iii) been subject to or, to the Company's knowledge, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; or (iv) received written notice of or otherwise have knowledge of any unsatisfied liability under any Environmental Law in excess of $50,000;

                  (d) the Company or the Subsidiaries have and there currently are effective all Company Licenses required under any Environmental Law for the Company's or Subsidiaries' activities and operations at the Leased Real Property; and

                  (e) to the Company's knowledge, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company or the Subsidiaries pursuant to any Environmental Law.

     "Environment" means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

     "Environmental Laws" means all Applicable Laws relating to protection of the Environment and the possession, operation and/or disposal of radioactive materials and biological materials (including medical wastes), including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar federal, state and local laws as in effect on the Closing Date.

     "Hazardous Material" means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products, radioactive material, biological and medical waste as defined in, or listed under, any Environmental Law.

     "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

            SECTION 4.15. INSURANCE. Schedule 4.15 sets forth a summary of the material insurance policies held by, or for the benefit of, the Company and its Subsidiaries as of the date of this Agreement, including the underwriter of such policies and the amount of coverage thereunder. All such policies are in full force and effect, all premiums due and payable have been paid, and no notice of cancellation or termination has been received by the Company or any Subsidiary with respect to any such policy. To the knowledge of the Company, there is no material claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

            SECTION 4.16. NO BROKERS Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of such entity or Parent or MergerCo to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Company has retained and will owe fees to Citigroup Global Markets Inc. and Behrman, such fees to be paid by the Common Equity Holders.

            SECTION 4.17. COMPLIANCE WITH LAWS.

                  (a) Except as set forth in Schedule 4.17(a), the Company and each of its Subsidiaries are, and at all times since January 1, 2003 have been, in compliance in all material respects with all Applicable Laws. Except as set forth in Schedule 4.17(a), since January 1, 2003, neither the Company nor any of its Subsidiaries has received any written, or, to the knowledge of the Company, oral notice from (and otherwise does not have any knowledge of) any Governmental Authority that alleges any noncompliance (or that the Company or any of its Subsidiaries is under any investigation, pending, or, to the knowledge of the Company, threatened, by any such Governmental Authority for such alleged noncompliance) with any Applicable Law that, individually or in the aggregate, would reasonably be expected to have an adverse impact on the Company or any of its Subsidiaries in any material respect.

                  (b) Neither the Company nor any of its Subsidiaries, nor any officer, director, employee or agent thereof (i) has engaged in any activities that are prohibited, or are cause for criminal or civil penalties or mandatory or permissive exclusion from Medicare, Medicaid, or any other federal health care program, under Sections 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, (ii) has been convicted of, or, to the knowledge of the Company, charged with a criminal offense as described in Section 1320a-7(a), (b)(1), (2), or (3) of Title 42 of the United States Code,
      (iii) has been excluded or suspended from participation in Medicare, Medicaid or any other federal or state health care program, or (iv) since January 1, 2003, has been subject to any order of, or any criminal or civil fine or penalty imposed by, any Governmental Authority with respect to any such Medicare, Medicaid or any other federal or state health care program.

                  (c) There are no pending, concluded since January 1, 2003, or, to the knowledge of the Company, threatened investigations, or civil, administrative or criminal proceedings relating to the Company's or any of its Subsidiaries' participation in any payment program, including without limitation, Medicare, Medicaid, and private third party payors ("Payment Programs"). Neither the Company or any of its Subsidiaries is subject to, nor has the Company or any of its Subsidiaries been subjected to since January 1, 2003, any pre-payment utilization review or other utilization review by any Payment Program. No Payment Program is currently requesting or has requested since January 1, 2003 or, to the knowledge of the Company, is threatening or has since January 1, 2003 threatened any recoupment, refund, or set-off from the Company or any of its Subsidiaries in excess of $10,000. No Payment Program has imposed since January 1, 2003 a fine, penalty or other sanction on the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been excluded since January 1, 2003 from participation in any Payment Program.

            SECTION 4.18. LICENSES AND PERMITS. The Company and its Subsidiaries and the employees thereof hold, and have held at all times since January 1, 2003, all licenses, permits, approvals, authorizations, registrations and certifications of any Governmental Authority that are required in order to permit the Company and its Subsidiaries to own or lease its properties and assets and to conduct its business under and pursuant to all Applicable Laws, including, without limitation, Medicare, Medicaid and other provider numbers, state laboratory licenses, permits required under any Environmental Law, or CLIA (as defined in Section 11.7) and DEA (as defined in Section 11.7) certifications. Schedule 4.18 sets forth a complete and correct list of all such Company Licenses currently in effect (the "Company Licenses"). Each Company License is valid and in full force and effect in all material respects. There is no investigation or proceeding pending or, to the knowledge of the Company, threatened in writing that could result in the termination, revocation, suspension, modification or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License, except to the extent the termination, revocation, suspension, or restriction of any Company License or the imposition of any fine, penalty or other sanctions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Schedule 4.18, none of the Company Licenses shall be affected in any material respect by the consummation of the transactions contemplated hereby.

            SECTION 4.19. AFFILIATE ARRANGEMENTS.

                  (a) Except as set forth on Schedule 4.19(a), there are not, and have not been since January 1, 2003, any Contracts between the Company or one of its Subsidiaries, on the one hand, and any current or former officer, director, employee or stockholder of the Company or one of its Subsidiaries or any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand (any such contract, arrangement or understanding, an "Affiliate Arrangement").

                  (b) Except as set forth on Schedule 4.19(b), each of the Affiliate Arrangements shall terminate and be of no further force or effect at the Effective Time.

                  (c) No current or former director, officer, employee or stockholder of the Company or any of its Subsidiaries owns, directly or indirectly, any economic, financial or ownership interest in (x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the business of the Company and its Subsidiaries or (y) any customer, supplier or competitor of the Company or its Subsidiaries.

            SECTION 4.20. KNOWLEDGE. Whenever a representation or warranty made by the Company herein refers to the knowledge of the Company, such knowledge shall be deemed to consist only of the actual knowledge (including actual knowledge that would have been obtained by any individual after due inquiry of those individuals that such individual would reasonably expect to have knowledge of the relevant subject matter) on the date hereof and on the Closing Date of Robert E. Flaherty, Jeffrey N. Weisberg and Michael Henry.

                 ARTICLE V - REPRESENTATIONS AND WARRANTIES OF
                               PARENT AND MERGERCO

      Parent and MergerCo hereby jointly and severally make to the Company the representations and warranties contained in this Article V.

            SECTION 5.1. ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite corporate power and authority to own, operate and lease its properties and to carry on its respective business as currently conducted.

            SECTION 5.2. AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of Parent and MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and MergerCo of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the board of directors of Parent and the board of directors of MergerCo and by the stockholders of MergerCo, and no other action on the part of Parent or MergerCo is necessary to authorize the execution and delivery by Parent or MergerCo of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and MergerCo and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and MergerCo, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

            SECTION 5.3. NO CONFLICT; CONSENTS. The execution and delivery by Parent and MergerCo of this Agreement, and the consummation by Parent and MergerCo of the transactions in accordance with the terms hereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which Parent or MergerCo is a party or by which its assets are bound, or any provision of the organizational documents of Parent or any of its Subsidiaries; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to Parent or MergerCo; or (iii) require from Parent or MergerCo any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party, except, in each case, (A) the filing required under the HSR Act (as defined in Section 7.4(a)),
(B) the filing of the Certificate of Merger under the DGCL, (C) filings with the Securities and Exchange Commission and the New York Stock Exchange and (D) any such violation, conflict, default, termination or failure to provide notice or to obtain consent or approval that would not be reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined in Section 11.7).

            SECTION 5.4. REQUIRED FINANCING. Parent has, and will cause MergerCo to have, sufficient funds on hand or available through existing credit facilities to pay, or cause to be paid, the Merger Consideration pursuant to
Section 3.1(a).

            SECTION 5.5. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the Merger based upon arrangements made by or on behalf of Parent, MergerCo or any of either of their Affiliates.

            SECTION 5.6. LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the senior management of Parent, threatened against Parent or MergerCo and neither Parent nor MergerCo is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Merger or (b) otherwise prevent or materially delay performance by Parent or MergerCo of any of their material obligations under this Agreement.

              ARTICLE VI - CONDUCT OF BUSINESS PENDING THE MERGER

            SECTION 6.1. CONDUCT OF BUSINESS PRIOR TO CLOSING. The Company agrees that, between the date hereof and the Effective Time, it (i) shall use its reasonable best efforts to operate in, and shall cause its Subsidiaries to operate in, the ordinary course of business consistent with past practices and
(ii) shall use its reasonable best efforts to preserve intact the business or organization of the Company and its Subsidiaries. Except as described in
Schedule 6.1 or as otherwise contemplated by this Agreement, without limiting the generality of the foregoing, the Company will not, and will not permit any of its Subsidiaries to:

                  (a) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including without limitation, stock appreciation rights) (other than the issuance of shares of Class A Common Stock upon the exercise of Options outstanding on the date of this Agreement in accordance with their present terms);

                  (b) make any change to the Certificate of Incorporation or By-Laws or the organizational documents of its Subsidiaries, or change the authorized capital stock or equity interests of the Company or any Subsidiary;

                  (c) other than repaying existing Indebtedness, (i) prepay any Indebtedness (if any) from its stockholders, officers or directors or any Person affiliated with any of the foregoing, (ii) make any change in its borrowing arrangements, (iii) incur any Indebtedness or make any loans or advances of borrowed money or capital contributions to, or investments in, any other Person, other than the Company drawing down on its $7,000,000 revolving loan facility pursuant to its Amended and Restated Credit Agreement, dated as of November 18, 2004, by and among the Company and the other signatories thereto, (iv) modify, amend or terminate any of its Contracts, or enter into, become subject to, amend, terminate or modify in any material respect any contract described in Section 4.12(a) and (b) or
      (v) pay, discharge, settle, or satisfy any material claim, action proceeding, liability or other obligation, or waive, release or assign any material rights or claims;

                  (d) materially change accounting policies or procedures, including tax accounting policies and procedures and internal controls, except as required by Applicable Law or by GAAP;

                  (e) except for the acceleration of unvested stock options and restricted stock under the Plan as contemplated in this Agreement, (i) make or agree to make any increase in wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer or employee, (ii) grant or agree to grant any severance or termination pay or entered into any Contract to make or grant any severance or termination pay or paid or agreed to pay any bonus or other incentive compensation to any officer or employee, (iii) grant or agree to grant or accelerated the time of vesting or payment of any benefits or awards under a Company Plan,
      (iv) loan, amend any loan, or advance money or other property to any officer or employee or (v) establish, adopt, amend, modify or terminate any Company Plan in any material respect;

                  (f) terminate the employment of any officer or key employee;

                  (g) make or incur any capital expenditure or other financial commitment requiring payments in excess of $200,000 individually or $400,000 in the aggregate;

                  (h) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of, or split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, directly or indirectly, any equity interests or shares of, capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries or otherwise make any payments to stockholders in their capacity as stockholders, other than any distribution by a Subsidiary of the Company to the Company, or make any other changes in the capital structure of the Company or its Subsidiaries;

                  (i) (i) make, change or revoke any Tax election in a manner that is inconsistent with the past practice of the Company or any Subsidiary, (ii) incur any liability for Taxes other than in the ordinary course of business, (iii) amend any Tax Return or file any claim for refund of Taxes with respect to the Company or any Subsidiary, (iv) settle or compromise any material Tax liability of the Company or any Subsidiary or enter into any closing or similar agreement with respect to Taxes of the Company or any Subsidiary, or (v) consent to any extension or waiver of the statute of limitations period applicable to Taxes or Tax Returns of the Company or any Subsidiary.;

                  (j) acquire or dispose of, whether by purchase, merger, consolidation or sale, lease, exchange, pledge or other encumbrance of stock or assets or otherwise, any (i) material interest in any corporation, partnership or other Person or (ii) material assets comprising a business or any other material property or assets, in a single transaction or in a series of transactions;

                  (k) enter into any Contract pursuant to which the Company or any of its Subsidiaries will receive, or is reasonably expected to receive, payments, or will make, or is reasonably expected to make, payments of more than $100,000 in the aggregate per annum or $250,000 over the life of such Contract;

                  (l) dispose of, grant, or obtain, or permit to lapse any rights to, any Intellectual Property, or dispose of or disclose to any Person, other than representatives of Parent or MergerCo, any Trade Secret; or

                  (m) agree in writing or otherwise to take any of the foregoing actions.

      Notwithstanding the foregoing, prior to the Closing the Company shall be permitted to pay down existing Indebtednesses.

                      ARTICLE VII - ADDITIONAL AGREEMENTS

            SECTION 7.1. WRITTEN CONSENT.

                  (a) The Company, acting through the Company Board immediately following the execution of this Agreement by the Company, shall obtain, notwithstanding any lesser requirement under Applicable Law or the Certificate of Incorporation or By-Laws, written consent to approve and execute this Agreement, the Merger and the transactions contemplated by this Agreement by Stockholders representing at least 95% (on an as-converted basis taking into account the conversion of the Series A Preferred Shares and Series B Preferred Shares) of the outstanding capital stock of the Company (the "Written Consent"). The Company shall provide notice of the transactions contemplated by this Agreement to its Common Equity Holders as required under the Certificate of Incorporation.

                  (b) Subject to Applicable Law, Parent and MergerCo shall provide to the Company any publicly available information for inclusion in preparation for the Written Consent that may be required under Applicable Law and that is reasonably requested by the Company.

            SECTION 7.2. ACCESS TO INFORMATION.

                  (a) Without undue disruption of its business, between the date of this Agreement and the Closing Date, the Company shall, and shall cause each of its Subsidiaries and each of the Company's and Subsidiaries' officers, employees, representatives and agents to, give Parent and MergerCo and their representatives reasonable access, upon reasonable notice and during times mutually convenient to Parent and MergerCo and senior management of the Company, to the facilities, properties, employees, books and records of the Company and its Subsidiaries and financial and operating data and other information with respect to the business and operations of the Company and its Subsidiaries as from time to time may be reasonably requested. The Company shall provide such financial or other information regarding the business that is available and as is reasonably requested by Parent. Any such investigation by Parent or MergerCo shall not unreasonably interfere with any of the businesses or operations of the Company and its Subsidiaries.

                  (b) Neither Parent nor MergerCo shall, prior to the Closing Date, have any contact whatsoever with respect to the Company or any of its Subsidiaries or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company or any of its Subsidiaries, except in consultation with the Company and then only with the express prior approval of the Company, which approval shall not be unreasonably withheld. All requests by Parent or MergerCo for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company. Neither Parent nor MergerCo shall be permitted to conduct any invasive tests on any Leased Real Property without the prior written consent of the Company.

            SECTION 7.3. CONFIDENTIALITY. The parties shall adhere to the terms and conditions of that certain letter agreement dated July 1, 2005 by and between the Company and Parent (the "Confidentiality Agreement").

            SECTION 7.4. REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS.

                  (a) The Company, Parent and MergerCo shall use their reasonable best efforts to obtain or make the authorizations, consents, orders, approvals and filings from or with or provide notice to any Governmental Authority or other third party necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement. If required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") each party hereto agrees to make an appropriate filing of a Pre-Merger Notification and Report Form with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof, to request early termination of the applicable waiting period and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Subject to Applicable Laws, the parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall as promptly as practicable respond to any requests for additional information from any Governmental Authority or filings in respect thereof. Parent or MergerCo shall pay all filing and related fees in connection with any such filings that must be made by any of the parties under the HSR Act. Each of Parent and MergerCo hereby covenants and agrees to use its commercially reasonable efforts to secure termination of any waiting periods under the HSR Act or any other applicable law and to obtain the approval of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority, as applicable, for the Merger and the other transactions contemplated hereby. Notwithstanding the foregoing, nothing herein shall require Parent, in connection with the receipt of any regulatory approval, to agree to sell or divest any material assets or business or agree to restrict in any material way any business conducted by or proposed to be conducted by Parent, the Company, or any of their Subsidiaries, or to litigate or formally contest any proceedings relating to any regulatory approval process in connection with the Merger. The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.

                  (b) Each of Parent and MergerCo, on the one hand, and the Company, on the other hand, shall cooperate with any reasonable request of the other in connection with the Company obtaining the authorizations, consents, orders, approvals and filings from or with or providing notice to any Governmental Authority or other third party, including the consents listed in Schedule 8.2(e).

            SECTION 7.5. PRESS RELEASES. Subject to Applicable Law, the parties hereto will, and will cause each of their Affiliates and representatives to, cooperate with the other party in connection with the issuance of their respective press releases or public announcements announcing the execution of this Agreement and the transactions contemplated hereby and each party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance.

            SECTION 7.6. NO SOLICITATIONS.

                  (a) Each of Behrman and its Affiliates will not and the Company will not, and will not permit any of its Subsidiaries or any of the directors, officers, employees, advisors, representatives or agents of the Company or any of its Subsidiaries to, directly or indirectly, (i) initiate, discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company (other than the sale of inventory in the ordinary course of business) or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any person or entity, any information concerning the business, operations, properties or assets of the Company or its Subsidiaries in connection with an Acquisition Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

                  (b) The Company shall, and shall cause its Subsidiaries and their representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent and MergerCo) conducted heretofore with respect to any of the foregoing. The Company agrees not to (and to cause its Subsidiaries not to) release any third party from the confidentiality provisions of any agreement to which the Company or any of its Subsidiaries is a party.

            SECTION 7.7. BEHRMAN NON-COMPETITION.

                  (a) Behrman hereby covenants and agrees that it will not, and will not permit any of its controlled Affiliates to, directly or indirectly and whether by itself or in combination with other Persons (and whether as owner, shareholder, partner, member or in any other capacity), for a period of three years following the Closing Date, anywhere in North America or any other geographic region or location in which the business of the Company and its Subsidiaries has been conducted in a material manner during the prior 12 months, engage or participate in, conduct, advise, own, manage, operate, control or invest in or consult with any Person whose business (including the business of any subsidiary or controlled Affiliate of such Person) derives at least 25% of its aggregate gross revenue from developing, marketing, or providing genetic or diagnostic testing services that are competitive with the testing services provided by the Company and its Subsidiaries (i) as of the Closing Date and (ii) following the Closing Date, also any additional genetic or diagnostic testing services subsequently developed by the Company in neurology or endocrinology (a "Competitive Person"); provided that Behrman and its Affiliates shall be permitted to make non-controlling, passive investments in a Competitive Person if such investment, in the aggregate for Behrman and its Affiliates, constitutes less than five percent of all of the outstanding capital stock, equity interests and other securities of such Person (taking into account any warrants, options, convertible securities or similar interests and rights to acquire such securities and interests, whether or not actually exercised or converted).

                  (b) Behrman acknowledges and agrees that the restrictive covenants and other agreements contained in this Section 7.7 are an essential part of this Agreement, the Merger and the other transactions contemplated hereby. It is the intention of the parties hereto that if any of the restrictions or covenants contained herein are held to cover a geographic area or to be for a length of time that is not permitted by Applicable Laws, or is in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would then be valid or enforceable under Applicable Laws, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under Applicable Laws.

            SECTION 7.8. OFFICERS' AND DIRECTORS' INDEMNIFICATION.

                  (a) Subject to Applicable Laws, Parent and MergerCo agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and its Subsidiaries on or prior to the Effective Time provided for in the respective charters or by-laws as of the date hereof shall continue in full force and effect in all material respects for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim.

                  (b) At the Effective Time, the Surviving Corporation shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage (or otherwise obtain similar insurance) for the Company's directors and officers at the Effective Time in a form reasonably acceptable to the Company that shall provide such directors and officers with coverage for six (6) years following the Effective Time on terms not materially less favorable to the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, so long as the aggregate cost is not more than $500,000. In the event that the cost for such coverage exceeds $500,000, the Surviving Corporation shall enter into any agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

                  (c) Subject to Applicable Laws, the obligations under this
      Section 7.8 shall not be terminated or modified in such a manner as to materially adversely affect any Indemnified Party (as defined in Section 7.8(d)) to whom this Section 7.8 applies without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.8 applies shall be third party beneficiaries of this Section 7.8 and shall be entitled to enforce the covenants contained herein).

                  (d) For the purposes of this Section 7.8, "Indemnified Party" means any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an individual entitled to indemnification pursuant to the charter or by-laws of the Company or one of its Subsidiaries or the terms of the existing directors and officers' insurance policy of the Company as in effect at the Effective Time.

            SECTION 7.9. EMPLOYEE BENEFIT ARRANGEMENTS.

                  (a) Parent and MergerCo shall ensure that, except as set forth in Schedule 7.9(a), all persons who were employed by the Company and its Subsidiaries immediately preceding the Closing Date, including those on vacation, leave of absence or disability (the "Company Employees"), will be employed by the Company as an at-will employee immediately after the Closing Date, at not less than the same base rate of pay in effect for such employee immediately prior to the Closing Date; provided that such Company Employee executes Parent's form of Agreement Relating to Confidential Information, Intellectual Property and Additional Covenants and agrees to be bound by the Parent Code of Conduct and Corporate Policies applicable to all employees of Parent. During the period commencing on the date of this Agreement through the Closing, neither the Company nor any of its Subsidiaries shall effectuate a "mass layoff" or "plant closing" within the meaning of WARN or any similar foreign, state or local law affecting any site of employment or facility of the Company or any of its Subsidiaries. Within five (5) business days prior to the Closing, the Company shall provide Parent with a list setting forth the number of employees terminated from each site of employment of the Company and each of its Subsidiaries during the 90-day period ending on the Closing Date for reasons qualifying as an "employment loss" under WARN or any similar foreign, state or local law, and the date of each such termination. For a period of 90 days after the Closing, Parent shall not cause the Company to effectuate a "mass layoff" as that term is defined in WARN, or comparable conduct under any applicable foreign, state or local law, affecting any facility, site of employment, operating unit of the Company or any of its Subsidiaries without complying with WARN or other Applicable Law.

                  (b) Each of Parent and MergerCo acknowledges that consummation of the transactions contemplated by this Agreement will constitute a change in control of the Company (to the extent such concept is applicable) for purposes of the Company Plans. From and after the Closing, as applicable, Parent, MergerCo and the Surviving Corporation will honor in accordance with their terms all cash bonus plans, stock option and stock incentive plans, employment agreements, consulting agreements, change-of-control agreements and severance agreements or other plans between the Company and its Subsidiaries and any officer, director or employee of the Company or such Subsidiary in effect prior to the Closing Date. Notwithstanding the foregoing, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or any affiliate to terminate the employment or service of any Company Employee for any reason or (ii) require Parent or any affiliate to continue any Company Plan or prevent the amendment, modification or termination thereof after the Closing Date.

                  (c) For a period of six (6) months following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, continue to provide Company Employees with employee benefits, programs and arrangements (other than deferred compensation plans or equity plans) that are no less favorable in the aggregate than either (i) those in effect for Company Employees immediately preceding the Effective Time or (ii) those provided to similarly situated employees by Parent, as determined in Parent's sole discretion. Subject to the requirements of Applicable Law and unless such recognition of service would result in a duplication of benefits, Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of Company Employees with the Company or the Subsidiaries of the Company attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate purposes, including, but not limited to, applicability of minimum waiting periods for participation, excluding for these purposes benefit accrual under any defined benefit pension plan. Without limiting the foregoing, Parent shall not, and shall cause the Surviving Corporation not to, treat any Company Employee as a "new" employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company's or any of the Subsidiaries' health plans shall be credited towards deductibles and co-pays under the health plans of Parent or the Surviving Corporation, other than limitation or waiting periods that are already in effect with respect to such Company Employee and have not been satisfied as of the Closing Date and to the extent such co-payments and deductibles would be credited under any Company Plan. Parent shall, and shall cause the Surviving Corporation, to make appropriate arrangements with its insurance carrier(s) to ensure such results.

                  (d) Within 5 Business Days after the date hereof, the Company shall deliver to Parent a schedule ("Schedule 7.9(d)") setting forth, with respect to each employee of the Company and its Subsidiaries that will exercise or cash out Options pursuant to Section 2.2, (i) such employee's estimated compensation subject to social security taxes for calendar year 2006, (ii) the portion of such compensation projected to have been paid to such employee as of the Closing Date, and (iii) the estimated amount of such employee's proceeds from the exercise or cash out of the Options pursuant to Section 2.2 , such Schedule 7.9(d) to be reasonably acceptable to Parent Such Schedule 7.9(d) shall be revised as necessary as part of the determination of the amount of Net Working Capital.

            SECTION 7.10. NOTICE OF CERTAIN MATTERS. From the date hereof to the Closing Date, Parent and the Company shall promptly advise the other party in writing upon acquiring knowledge of any event, circumstance, occurrence or fact that would cause any of the conditions set forth in Sections 8.1 and 8.3, in the case of Parent, and Sections 8.1 and 8.2, in the case of the Company, not to be satisfied on or prior to the time in which this Agreement is terminated pursuant to Section 10.1.

            SECTION 7.11. BOOKS AND RECORDS. Parent and MergerCo shall, and shall cause the Surviving Corporation and each Subsidiary to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and to make the same available for inspection and copying by the Stockholders or any of the representatives of such Stockholders at the expense of such Stockholders during the normal business hours of Parent, MergerCo, the Surviving Corporation or such Subsidiary, as applicable, upon reasonable request and upon reasonable notice.

            SECTION 7.12. TERMINATION OF CERTAIN AGREEMENTS. Immediately prior to and contingent upon the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, terminate all Affiliate Arrangements, except for those set forth on Schedule 4.19(b), and, in each case, any amounts, liabilities or obligations owed or existing thereunder shall have been terminated or repaid or satisfied and the Company and its Subsidiaries shall be fully and irrevocably released from any liability or obligation thereunder, except to the extent any such amounts are Company Expenses.

            SECTION 7.13. FURTHER ACTION. Each of the parties hereto shall use its respective reasonable best efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

            SECTION 7.14. TAX MATTERS.

                  (a) Pre Closing Taxes, Tax Returns and Tax Proceedings. From the date of this Agreement until Closing, the Company and its Subsidiaries shall: (i) duly and timely file or cause to be filed (taking into account all valid extensions) all Tax Returns required to be filed on or prior to the Closing Date, and all such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by law, (ii) timely pay or cause to be paid all Taxes required to be paid (taking into account all valid extensions) on or prior to the Closing Date and (iii) promptly notify Parent of any Tax Proceeding arising during such period (or any significant developments with respect to any ongoing Tax Proceeding) with respect to any Tax or Tax Return.

                  (b) Closing Date; Straddle Period Tax Returns. To the extent permitted under applicable law, the Parties shall treat the Closing Date as the last day of the taxable year of each of the Company and its Subsidiaries for all Tax purposes. In the case of any taxable period that begins on or prior to and ends after the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company and any of its Subsidiaries that is allocable to the pre-Closing portion of such Straddle Period ("Pre-Closing Portion") or the post-Closing portion of such Straddle Period ("Post-Closing Portion") shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and other Taxes for a Straddle Period shall be prorated between, and allocated to, the Pre-Closing Portion and the Post-Closing Portion based on the number of days included in each such portion relative to the total number of days included in such Straddle Period.

                  (c) Tax Return Preparation.

                        (i) Following the Closing, Parent shall prepare and file, or shall cause to be prepared and filed, all Tax Returns of the Surviving Corporation and its Subsidiaries required to be filed after the Closing Date. To the extent that the Common Equity Holders have an indemnification obligation pursuant to Section 9.2 of this Agreement, (A) such Tax Return shall be prepared in a manner consistent with prior practice unless such prior practice has been determined to be incorrect or a contrary treatment is required by applicable law (or judicial or administrative interpretations thereof); (B) Parent shall provide the Stockholders' Representative with copies of such

      Tax Return and a statement calculating related indemnification obligation of and/or amount due from the Common Equity Holders at least 30 days prior to the due date for filing such Tax Return (giving effect to applicable extensions); and (C) the Stockholders' Representative shall have the right to provide comments and proposed amendments in writing for 15 days following receipt thereof. The failure of the Stockholders' Representative to propose any changes to any such Tax Return within such 15 days shall be deemed to be an indication of its approval thereof. Parent and Stockholders' Representative shall attempt in good faith mutually to resolve any dispute regarding such Tax Returns prior to such due date for filing thereof. If Parent and Stockholders' Representative cannot reach an agreement regarding such dispute, the dispute shall be presented to the Accounting Referee the determination of which shall be binding upon both parties, provided, however, that Parent and Stockholders' Representative shall require the Accounting Referee to use its best effort to ensure that such determination is made within ten (10) days but in no event later than five (5) days prior to the due date for the filing of such Tax Return. If the Accounting Referee cannot make its determination within such time frame, Parent shall file the Tax Return as originally proposed subject only to those adjustments mutually agreed by Parent and Stockholders' Representative. To the extent necessary, amendments to any such Tax Return shall be filed based on the Accounting Referee determination.

                        (ii) Notwithstanding anything to the contrary contained in this Agreement, each party shall be responsible for its own costs and expenses incurred in connection with this Section 7.14(c); provided, however, that all costs and expenses of the Accounting Referee shall be paid 50% by the Common Equity Holders and 50% by Parent.

                        (iii) With respect to each Tax Return filed following the Closing by or on behalf of the Surviving Corporation and any of its Subsidiaries for a Straddle Period (a "Straddle Period Tax Return") or for any period ending on or before the Closing Date (a "Pre-Closing Tax Return"), no later than three (3) days prior to the due date of such Tax Return, the Common Equity Holders shall pay to Parent, in immediately available funds, an amount equal to the amount of Taxes (including disputed amounts) for such Straddle Period that are allocable to the Pre-Closing Portion of the Straddle Period and all Taxes for periods included in any Pre-Closing Tax Return all as determined in accordance with the provisions of Section 7.14(h) of this Agreement (but only to the extent such amounts have not been taken into account in determining Net Working Capital). Nothing contained in Section 7.14 (including all subsections thereof) shall be interpreted as (A) limiting the Parent/MergerCo Indemnified Parties' rights to indemnification from the Common Equity Holders pursuant to Section 9.2 or (B) increasing the amount for which the Common Equity Holders are liable pursuant to Section 9.2.

                        (iv) Except as set forth in Section 7.14(h) with respect to Special Items, Parent shall not amend any Tax Returns of the Company or its

      Subsidiaries filed for any taxable period or portion thereof ending on or prior to the Closing Date without the prior written consent of the Stockholders' Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

                  (d) Cooperation. Following the Closing, Parent, the Surviving Corporation and the Stockholders' Representative shall (i) cooperate fully in preparing for any Tax Proceedings with any Governmental Authority or with respect to any matters with respect to Taxes of or relating to the Company or the Subsidiaries and (ii) make available to the other Party and to any Governmental Authority as reasonably requested all information, records, and documents relating to Tax matters of or relating to the Company or the Subsidiaries. Each Party shall keep any information obtained under this Section 7.14(d) confidential except (x) as may be necessary in connection with the filing of Tax Returns or claims for refund or the conduct of any Tax Proceeding or (y) with the consent of the other Parties.

                  (e) Transfer Taxes. Parent shall bear and be liable for and hold the holders of Company Stock and Options harmless against any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes ("Transfer Taxes") that become payable in connection with the Merger and other transactions contemplated hereby. The parties hereto shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

                  (f) Tax Proceedings.

                        (i) Subject to this Section 7.14(f), Parent shall have the right to control any Tax Proceedings with respect to the Surviving Corporation and any of its Subsidiaries.

                        (ii) If a Governmental Authority commences a Tax Proceeding which, if successful, would result in indemnification obligation of the Common Equity Holders pursuant to Section 9.2 of this Agreement (an "Indemnified Tax Claim"), Parent shall, promptly upon receipt of a written notice regarding such Tax Proceeding, inform the Stockholders' Representative thereof. The failure of Parent to timely notify Stockholders' Representative in accordance with the immediately preceding sentence shall not relieve the Common Equity Holders of their obligation to pay such liability for Taxes unless and only to the extent that the failure timely to provide such notification materially prejudices the ability of Common Equity Holders and the Stockholders' Representative to contest such liability for Taxes.

                        (iii) The Stockholders' Representative shall have the right to control any such Tax Proceeding with respect to a Pre-Closing Tax Return but only with respect and to the extent of the Indemnified Tax Claim. The Stockholders' Representative shall notify Parent in writing if it elects not to so control within ten (10) days of being notified about the Tax Proceeding. The Stockholders' Representative shall act diligently and in good faith and shall bear its own costs and expenses with respect thereto; provided that the Stockholders' Representative shall not enter into any settlement agreement, compromise or otherwise dispose of such Indemnified Tax Claim without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall be entitled to participate at its own cost and expense in any such Tax Proceeding (including, without limitation, by attending meetings, reviewing documents and submissions prior to being made and receiving copies of correspondences with any Governmental Authority).

                        (iv) Parent shall diligently and in good faith control any Tax Proceedings related to an Indemnified Tax Claim with respect to a Straddle Period Tax Return and with respect to a Pre-Closing Tax Return if Stockholders' Representative elects not to control pursuant to Section 7.14(f)(iii) including any compromise or settlement thereof; provided that Parent shall not enter into any settlement agreement, compromise or otherwise dispose of an Indemnified Tax Claim without the prior written consent of the Stockholders' Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Stockholders' Representative shall be entitled to participate at its own cost and expense in any such Tax Proceeding (including, without limitation, by attending meetings, reviewing documents and submissions prior to being made and receiving copies of correspondences with any Governmental Authority).

                  (g) Notwithstanding anything to the contrary contained in this Agreement in the event of a conflict between the provisions of this
      Section 7.14 and any other provision of this Agreement (including, without limiting to, the provisions of Section 9.2(d)) this Section 7.14 shall govern and control.

                  (h) Tax Treatment of Special Items. Notwithstanding anything to the contrary in this Agreement:

                        (i) Parent shall have the sole discretion as to the manner in which the Special Items are reflected in any Tax Return, any related statement or calculation or any amendment thereof.

                        (ii) Parent shall have the sole control over any Tax Proceeding regarding any or all of the Special Items and shall have the authority to settle, dispose or compromise such Tax Proceeding as it relates to such Special Items without the consent of Stockholders' Representative. In addition, the Stockholders' Representative shall not have the right to participate in any such Tax Proceedings to the extent related to the Special Items.

                        (iii) The obligations of the Stockholders'
      Representative and/or the Common Equity Holders with respect to the payment and/or reimbursement of any Taxes pursuant to Sections 7.14(c)(iii) and 9.2(a)(iii) shall be calculated by determining the Taxes for any applicable period without taking into account the Tax treatment of the Special Items.

                        (iv) For the for the avoidance of doubt, nothing
            contained in this Section 7.14(h) shall be interpreted as limiting the Parent/MergerCo Indemnified Parties' rights to indemnification from the Common Equity Holders pursuant to Section 9.2(a)(i) or
            Section 9.2(a)(ii) (including, without limitation, breach of the representation under Section 4.9(f)).

                    ARTICLE VIII - CONDITIONS TO THE MERGER

              SECTION 8.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

                        (a) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                        (b) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, judgment, law, regulation, decree or ruling or other legal restraint or prohibition issued, enacted or promulgated by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any court or Governmental Authority of competent jurisdiction shall be in effect that would have the effect of
      (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting or preventing the consummation of the Merger.

              SECTION 8.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGERCO. The obligations of Parent and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived (other than the condition set forth in the first sentence of Section 8.2(h)) by Parent (on behalf of itself and MergerCo) at or prior to the Effective Time:

                        (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and the representations and warranties of the Common Equity Holders set forth in the Indemnification Agreement shall be true and correct at and as of the date hereof and at and as of the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks to a specified date, in which case such representation or warranty shall be true and correct as of such specified date) without giving effect to any qualifiers or exceptions relating to materiality or Company Material Adverse Effect; provided that such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to materiality or Company Material Adverse Effect) do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                        (b) Performance and Obligations of the Company. The Company, Behrman and Behrman Capital shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and each Common Equity Holder shall have performed or complied in all material respects with all agreements and covenants required by the Indemnification Agreement to be performed or complied with by it on or prior to the Effective Time.

                        (c) Officer's Certificate. The Company shall have delivered to Parent a certificate as to the matters contained in paragraphs (a) and (b) of this Section 8.2, dated as of the Closing Date, signed by a senior executive officer of the Company.

                        (d) Secretary's Certificate. The Company shall have delivered a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith,
      (ii) the copies of the Certificate of Incorporation and By-Laws, each as in effect from the date of this Agreement until the Closing Date and (iii) a copy of the votes of the Company Board and the Stockholders authorizing and approving the applicable matters contemplated hereunder.

                        (e) Third Party Consents. The consents or approvals of all Persons set forth in Schedule 8.2(e) shall have been obtained and shall be in full force and effect.

                        (f) Terminated Contracts. The Company shall have terminated all Affiliate Arrangements, except for those set forth on
      Schedule 4.19(b), and all amounts or obligations due or owing under such Affiliate Arrangements will have been fully discharged and released in accordance with Section 7.12.

                        (g) Escrow Agreement; Indemnification Agreement. (i) The Stockholders' Representative shall have executed and delivered the Escrow Agreement and such agreement shall be in full force and effect and (ii) Common Equity Holders owning not less than 90% of the outstanding Company Stock (measured on an as-exercised and as-converted to Common Stock basis) immediately prior to the Effective Time shall have executed and delivered the Indemnification Agreement and such Agreement shall be in full force and effect with respect to each such Common Equity Holder.

                        (h) Written Consent; Stockholder Dissent. The Company shall have duly and validly obtained, and delivered to Parent a copy of, the Written Consent, and holders of not more than five percent (5%) of the shares of the Company shall have exercised and perfected appraisal rights in accordance with Section 262 of the DGCL.

                        (i) Excess Parachute Payments. No amount required to be paid or payable to or with respect to any employee or other service provider of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) would be an "excess parachute payment" within the meaning of Section 280G of the Code; provided, however, that the Closing shall not be considered a waiver by Parent/MergerCo Indemnified Parties of their right to indemnification under Section 9.2(b) with respect to the matters covered by this Section 8.2(i).

                        (j) FIRPTA Certificate. The Company and/or Behrman Capital shall have delivered to Parent a certificate that complies with
      Section 1445 of the Code to the effect that the Company is not a United States real property holding corporation (the "FIRPTA Certificate"); provided, however, that if the Company and Behrman Capital fail to deliver the FIRPTA Certificate, Parent shall proceed with the Closing and shall withhold from the Merger Consideration the amounts so required to be withheld.

            SECTION 8.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

                        (a) Representations and Warranties. The representations and warranties of Parent and MergerCo set forth in this Agreement shall be true and correct at and as of the date hereof and at and as of the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks to a specified date, in which case such representation or warranty shall be true and correct as of such specified date) without giving effect to any qualifiers or exceptions relating to materiality; provided that such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to materiality) do not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                        (b) Performance of Obligations of Parent and MergerCo. Each of Parent and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                        (c) Officer's Certificate. Parent shall have delivered to the Company a certificate as to the matters contained in paragraphs (a) and (b) of this Section 8.3, dated as of the Closing Date, signed by a senior executive officer of Parent.

                        (d) Escrow Agreement and Indemnification Agreement. Parent and MergerCo shall have executed and delivered the Escrow Agreement and Indemnification Agreement and such agreements shall be in full force and effect.

                    ARTICLE IX - SURVIVAL OF REPRESENTATIONS
                         AND WARRANTIES; INDEMNIFICATION

            SECTION 9.1. SURVIVAL. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein, as the case may be, shall survive the Closing and shall remain in full force and effect until the date that is six months after the Closing Date; provided that such period shall not apply to the representations and warranties set forth in (a) Sections 4.1(b), 4.2 and 4.3(a) (each an "Excluded Representation and Warranty" and collectively, the "Excluded Representations and Warranties"), each of which shall survive forever, and (b)
Section 4.8 (the "Tax Representations and Warranties"), each of which shall survive until the expiration of the applicable statute of limitations with respect thereto; provided further, that any claim by a party for indemnification hereunder prior to such date that has not been completely and finally resolved prior to such earlier date shall survive until such time as such claim is resolved, completely and finally. Any covenant or other agreement herein, any portion of the performance of which may or is specified to occur after the Closing, shall survive the Closing hereunder indefinitely or for such lesser period of time as may be specified herein.

           SECTION 9.2. INDEMNIFICATION BY THE COMMON EQUITY HOLDERS.

                        (a) Subject to the other terms and conditions of this Agreement, each of the Common Equity Holders agrees, severally and not jointly, to indemnify, defend and hold harmless (through participation in the Escrow Fund only, except as set forth in Section 9.2(b)(iii) below) Parent, MergerCo, their respective successors and assigns and their respective officers, directors, employees, stockholders, agents and Affiliates (including the Company and its Subsidiaries) (each a "Parent/MergerCo Indemnified Party") from and against any Losses (as defined in Section 11.7) arising from, relating to or resulting from (i) any inaccuracy in or breach of any representation or warranty of the Company herein or any certificate or document delivered by the Company or any Common Equity Holder pursuant to this Agreement (to the same extent as if such representation or warranty was made, or certificate or document delivered, by the Common Equity Holder) without regard to any Company Material Adverse Effect or materiality qualifications, (ii) any breach of or failure to perform any covenant or agreement of the Company, Behrman Capital or Behrman contained herein (to the same extent as if such covenant or agreement was made by the Common Equity Holder), (iii)

      Taxes other than Excluded Taxes (as defined below) of the Company or any of its Subsidiaries in respect of any period or portion thereof (determined in accordance with Section 7.14(b)) ending, or any transaction or business occurring, on or before the close of business on the Closing Date, including for this purpose any Taxes for which the Company or any of its Subsidiaries are liable pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law),
      (iv) acts of fraud by the Company, any of its employees, or any Common Equity Holder and (v) the matter set forth in Schedule 9.1.

              "Excluded Taxes" shall mean (a) any Taxes of the Company or any of its Subsidiaries arising from transactions (other than transactions contemplated in this Agreement) outside the ordinary course of business that occur on the Closing Date but after the Effective Time and (b) the aggregate amount of the employer's share of payroll taxes payable by the Company and its Subsidiaries as a result of the exercise or cash out of the Options pursuant to Section 2.2.

                  (b) The Parent/MergerCo Indemnified Parties' indemnification rights pursuant to Section 9.2(a) shall be limited as follows:

                        (i) The Parent/MergerCo Indemnified Parties shall not be entitled to any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.2(a) exceeds $1,400,000 (the "Deductible"), and then only to the extent that aggregate Losses exceed such Deductible. Notwithstanding the foregoing, this Section 9.2(b)(i) shall not apply to (x) claims made under Section 9.2(a)(i) with respect to the Excluded Representations and Warranties,
      Section 9.2(a)(ii) with respect to claims for a breach of Section 7.7 only and Section 9.2(a)(iv) and (y) claims in respect of the matter set forth in Schedule 9.1.

                        (ii) The Parent/MergerCo Indemnified Parties shall not be entitled to indemnification for indemnifiable Losses hereunder in excess of the aggregate amount of the Escrow Fund. Notwithstanding the foregoing, and subject to Section 9.2(b)(iii) below, this Section 9.2(b)(ii) shall not apply to claims made under Section 9.2(a)(i) with respect to the Excluded Representations and Warranties, Section 9.2(a)(ii) with respect to claims for a breach of Section 7.7 only and Section 9.2(a)(iv).

                        (iii) Notwithstanding any other provision of this Agreement, and in accordance with the terms of the Indemnification Agreement, the Common Equity Holders hereby agree to severally indemnify and hold harmless the Parent/MergerCo Indemnified Parties for indemnifiable Losses under Section 9.2(a)(i) with respect to Excluded Representations and Warranties, Section 9.2(a)(ii) with respect to breaches of Section 7.7 only and Section 9.2(a)(iv) in excess of the Escrow Fund; provided that, with respect to indemnifiable Losses under such Sections, claims for indemnification shall be made first against the Escrow Fund, and then only after the Escrow Fund is fully exhausted or previously released, a Parent/MergerCo Indemnified Party may seek recourse directly against the Common Equity Holders for indemnification hereunder.

                        (iv) In no event shall any Common Equity Holder be obligated to indemnify a Parent/MergerCo Indemnified Party for any Loss pursuant to this Article IX in excess of such Common Equity Holder's pro rata portion of such Loss, which pro rata portion shall, except as set forth in the Indemnification Agreement, be equal to such Common Equity Holder's pro rata portion of the Aggregate Common Equity Holder Consideration, nor shall any Common Equity Holder be obligated to indemnify a Parent/MergerCo Indemnified Party hereunder for any amount in excess of such Common Equity Holder's pro rata portion of the Aggregate Common Equity Holder Consideration.

                        (v) Except as set forth below, no indemnification shall be payable to a Parent/MergerCo Indemnified Party with respect to claims asserted by such Parent/MergerCo Indemnified Party after the date that is six months after the Closing Date (the "Indemnification Cut-Off Date"); provided that any matter as to which a claim has been asserted by timely notice that is pending or unresolved at the end of any applicable limitation period under this Article IX shall continue to be covered by this Article IX notwithstanding any applicable statute of limitations (which the parties hereby waive solely with respect to such circumstances) or the expiration date described in the immediately preceding sentence of this Section 9.2(b)(v) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid. Notwithstanding the foregoing, this Section 9.2(b)(v) shall not apply to claims by a Parent/MergerCo Indemnified Party under (A)
      Section 9.2(a)(i) only with respect to the Excluded Representations and Warranties, for which claims may be made forever, or the Tax Representations and Warranties, for which claims may be made until the expiration of the applicable statute of limitations, (B) Section 9.2(a)(ii), for which claims may be made any time during such time as the particular covenant is required to be performed under this Agreement, (C)
      Section 9.2(a)(iii), for which claims may be made until 90 days following the expiration of the applicable statute of limitations, (D) Section 9.2(a)(iv), for which claims may be made until the expiration of the applicable statute of limitations, and (E) Section 9.2(a)(v), for which claims may be made until the date that is three years after the Closing Date.

            (c) The amount of any Loss subject to indemnification under this
Section 9.2 shall be calculated net of any insurance proceeds received by the Parent/MergerCo Indemnified Party on account of such Loss. The Parent/MergerCo Indemnified Party shall use commercially reasonable efforts to seek recovery for such

Loss recovery under any insurance policies covering such Loss. In the event that an insurance recovery is received by any Parent/MergerCo Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Parent/MergerCo Indemnified Party. The indemnifying party shall be subrogated to all rights of the Parent/MergerCo Indemnified Party in respect of any Loss borne by the indemnifying party.

            (d) A Parent/MergerCo Indemnified Party shall give the Stockholders' Representative written notice of any Third-Party Claim (as defined in Section 11.7) in respect of which such Parent/MergerCo Indemnified Party may request indemnification hereunder or as to which the Deductible may be applied as soon as is practicable and in any event within thirty (30) days of the time that such Parent/MergerCo Indemnified Party receives written notice of such claim or proceeding; provided, however, that the failure to so notify the Stockholders' Representative shall not affect the rights of the Parent/MergerCo Indemnified Parties to indemnification hereunder except to the extent that the Common Equity Holders are prejudiced by such failure and such failure results in a lack of actual notice to the Stockholders' Representative. Within 30 days after receipt of such notice, the Stockholders' Representative shall have the right to elect, at its option and through counsel of its own choosing, to assume the defense or settlement of any such Third-Party Claim at its own expense. If the Stockholders' Representative elects to assume the defense of any such Third-Party Claim, the Stockholders' Representative shall promptly, but in any event within 10 Business Days of the receipt of notice from the Parent/MergerCo Indemnified Party of such Third-Party Claim, notify the Parent/MergerCo Indemnified Party of its intention to do so; provided that (i) counsel to be utilized by the Stockholders' Representative in respect of such Third-Party Claim and related proceeding shall be reasonably acceptable to Parent (it being agreed that Goodwin Procter LLP is reasonably acceptable to Parent), (ii) subject to the control of the prosecution and defense of such Third-Party Claim by the Stockholders' Representative and its counsel, the Parent/MergerCo Indemnified Party and its counsel shall be kept fully informed as to all material aspects of such Third-Party Claim and related proceedings and shall have the right to participate fully in the prosecution and defense of such Third-Party Claim at its own expense, (iii) the Stockholders' Representative and its counsel shall promptly provide to Parent and its counsel all material information related to such Third-Party Claim and related proceedings (including copies of written information), (iv) Parent and MergerCo and their counsel shall have their views regarding such Third-Party Claim considered in good faith by the Stockholders' Representative and its counsel and (v) Parent and its counsel shall have the right to consent, such consent not be unreasonably withheld, to the settlement or compromise of such Third-Party Claim and related proceedings. Subject to Applicable Laws, a Parent/MergerCo Indemnified Party shall provide and shall cause the Company to provide, as applicable, upon reasonable notice, the Stockholders' Representative and its counsel with reasonable access to its records and personnel reasonably relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with any reasonable request of the Stockholders' Representative in the defense or settlement thereof; provided that (A) that such cooperation does not unduly interfere with the business of the cooperating party, (B) the requesting party shall reimburse the other party promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by such other party in connection with any such request and (C) such other party shall not be required to permit any of the foregoing activities that would (x) result in the disclosure of any trade secrets of third parties, or any trade secrets of either party or of any of their respective Affiliates unrelated to the transactions contemplated by this Agreement, unless such disclosed trade secrets are protected by an agreement of the third party plaintiff or an order of the court,
(y) violate any obligations of either party or their respective Affiliates to any third party with respect to confidentiality or (z) reasonably be expected, in the opinion of counsel, to have the effect of causing the waiver of any attorney-client privilege. Subject to Applicable Laws, if the Stockholders' Representative elects to direct the defense of any such claim or proceeding, the Parent/MergerCo Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Stockholders' Representative consents in writing to such payment or unless the Stockholders' Representative, subject to the last sentence of this Section 9.2(d), withdraws from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Common Equity Holders is entered against the Parent/MergerCo Indemnified Party for such liability. If the Stockholders' Representative receiving notice of a Third-Party Claim does not elect to defend such Third-Party Claim or if the Stockholders' Representative fails to defend in good faith or if, after commencing or undertaking any such defense, the Stockholders' Representative fails to prosecute in good faith or withdraws from such defense, the Parent/MergerCo Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, to undertake the defense or settlement thereof, at the Common Equity Holders' expense; provided, however, that the Parent/MergerCo Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third-Party Claim without the written consent of the Stockholders' Representative (which consent will not be unreasonably withheld or delayed).

            (e) No Parent/MergerCo Indemnified Party shall be entitled to indemnification hereunder for any Loss arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that such liability is accrued in the Estimated Net Working Capital or the Closing Working Capital.

            (f) Subject to Section 9.5, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Parent, MergerCo or a Parent/MergerCo Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

                  (g) The Parent/MergerCo Indemnified Parties shall not be entitled to indemnification for any consequential, exemplary or punitive damages or any multiple of damages unless such damages are assessed against any of the Parent/MergerCo Indemnified Parties in a Third-Party Claim. Parent, MergerCo and each Parent/MergerCo Indemnified Party shall use commercially reasonable efforts, to the extent within their control, to mitigate any Losses for which they reasonably believe indemnification will be available pursuant to this Agreement.

                  (h) Any Loss for which any Parent/MergerCo Indemnified Party is entitled to indemnification under this Section 9.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constitutes a breach of more than one representation, warranty, covenant or agreement.

            SECTION 9.3. INDEMNIFICATION BY PARENT AND MERGERCO.

                  (a) Subject to the other terms and conditions of this Agreement, Parent and MergerCo agree, jointly and severally, to indemnify, defend and hold harmless the holders of any Company Stock or Options and any of their respective officers, directors, employees, stockholders, agents and Affiliates (each a "Company Indemnified Party") from and against any Losses arising from, relating to or resulting from (i) any inaccuracy in or breach of any representation or warranty of Parent or MergerCo herein or any certificate or document delivered by Parent or MergerCo pursuant to this Agreement without regard to any Parent Material Adverse Effect or materiality qualifications, (ii) any breach of or failure to perform any covenant or agreement of Parent or MergerCo contained herein or (iii) acts of fraud by Parent or MergerCo or any of their employees.

                  (b) The Company Indemnified Parties' indemnification rights pursuant to Section 9.3(a) shall be limited as follows:

                        (i) The Company Indemnified Parties shall not be
            entitled to any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 9.3(a) exceeds the Deductible, and then only to the extent that aggregate Losses exceed such Deductible. Notwithstanding the foregoing, this Section 9.3(b)(i) shall not apply to claims made under Section 9.3(a)(iii).

                        (ii) The Company Indemnified Parties shall not be
            entitled to indemnification for indemnifiable Losses hereunder in excess of the aggregate amount of the Escrow Fund. Notwithstanding the foregoing, this Section 9.3(b)(ii) shall not apply to claims made under Section 9.3(a)(iii).

                        (iii) No indemnification shall be payable to a Company
            Indemnified Party with respect to claims asserted by such Company Indemnified

            Party after the Indemnification Cut-Off Date; provided that any matter as to which a claim has been asserted by timely notice that is pending or unresolved at the end of any applicable limitation period under this Article IX shall continue to be covered by this
            Article IX notwithstanding any applicable statute of limitations (which the parties hereby waive solely with respect to such circumstances) or the expiration date described in the immediately preceding sentence of this Section 9.3(b)(iii) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid. Notwithstanding the foregoing, this Section 9.3(b)(iii) shall not apply to claims by a Company Indemnified Party under (A) Section 9.3(a)(ii), for which claims may be made any time during such time as the particular covenant is required to be performed under this Agreement and (B)
            Section 9.3(a)(iii), for which claims may be made until the expiration of the applicable statute of limitations.

                  (c) The amount of any Loss subject to indemnification under this Section 9.3 shall be calculated net of any insurance proceeds received by the Company Indemnified Party on account of such Loss. The Company Indemnified Party shall use commercially reasonable efforts to seek recovery for such Loss recovery under any insurance policies covering such Loss. In the event that an insurance recovery is received by any Company Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Company Indemnified Party. The indemnifying party shall be subrogated to all rights of the Company Indemnified Party in respect of any Loss borne by the indemnifying party.

                  (d) A Company Indemnified Party shall give Parent and MergerCo written notice of any Third-Party Claim in respect of which such Company Indemnified Party may request indemnification hereunder or as to which the Deductible may be applied as soon as is practicable and in any event within thirty (30) days of the time that such Company Indemnified Party receives written notice of such claim or proceeding; provided, however, that the failure to so notify Parent and MergerCo shall not affect the rights of the Company Indemnified Parties to indemnification hereunder except to the extent that Parent and MergerCo are actually prejudiced by such failure and such failure results in a lack of actual notice to Parent and Merger Co. Within 30 days after receipt of such notice, Parent and MergerCo shall have the right to elect, at its option and through counsel of their own choosing, to assume the defense or settlement of any such Third-Party Claim at their own expense. If Parent and MergerCo elect to assume the defense of any such Third-Party Claim, Parent and MergerCo shall promptly, but in any event within 10 Business Days of the receipt of notice from the Company Indemnified Party of such Third-Party Claim, notify the Company Indemnified Party of its intention to do so; provided that (i) counsel to be utilized by Parent and MergerCo in respect of such Third-Party Claim and related proceeding shall be reasonably acceptable to the Company Indemnified Party (it being agreed that Skadden, Arps, Slate, Meagher & Flom LLP is reasonably acceptable to the Company Indemnified Party), (ii) subject to the control of the prosecution and defense of such Third-Party Claim by Parent and MergerCo and their counsel, the Company Indemnified Party and its counsel shall be kept fully informed as to all material aspects of such Third-Party Claim and related proceedings and shall have the right to participate fully in the prosecution and defense of such Third-Party Claim at its own expense,
      (iii) Parent and MergerCo and their counsel shall promptly provide to the Company Indemnified Party and its counsel all material information related to such Third-Party Claim and related proceedings (including copies of written information), (iv) the Company Indemnified Party and its counsel shall have their views regarding such Third-Party Claim considered in good faith by Parent and MergerCo and their counsel and (v) the Company Indemnified Party and its counsel shall have the right to consent, such consent not be unreasonably withheld, to the settlement or compromise of such Third-Party Claim and related proceedings. Subject to Applicable Laws, a Company Indemnified Party shall provide, upon reasonable notice, Parent and MergerCo and their counsel with reasonable access to its records and personnel reasonably relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with any reasonable request of Parent and MergerCo in the defense or settlement thereof; provided that (A) that such cooperation does not unduly interfere with the business of the cooperating party, (B) the requesting party shall reimburse the other party promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by such other party in connection with any such request and (C) such other party shall not be required to permit any of the foregoing activities that would
      (x) result in the disclosure of any trade secrets of third parties, or any trade secrets of either party or of any of their respective Affiliates unrelated to the transactions contemplated by this Agreement, unless such disclosed trade secrets are protected by an agreement of the third party plaintiff or an order of the court, (y) violate any obligations of either party or their respective Affiliates to any third party with respect to confidentiality or (z) reasonably be expected, in the opinion of counsel, to have the effect of causing the waiver of any attorney-client privilege. Subject to Applicable Laws, if Parent and MergerCo elect to direct the defense of any such claim or proceeding, the Company Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Parent and MergerCo consent in writing to such payment or unless Parent and MergerCo, subject to the last sentence of this Section 9.3(d), withdraw from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of Parent or MergerCo is entered against the Company Indemnified Party for such liability. If Parent or MergerCo receiving notice of a Third-Party Claim does not elect to defend such Third-Party Claim or if Parent and MergerCo fail to defend in good faith or if, after commencing or undertaking any such defense, Parent and MergerCo fail to prosecute in good faith or withdraw from such defense, the Company Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, to undertake the defense or settlement thereof, at Parent's and MergerCo's expense; provided, however, that the Company Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third-Party Claim without the written consent of Parent and MergerCo (which consent will not be unreasonably withheld or delayed).

                  (e) No Company Indemnified Party shall be entitled to indemnification hereunder for any Loss arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that such liability is accrued in the Estimated Net Working Capital or the Closing Working Capital.

                  (f) Subject to Section 9.5, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Company or a Company Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

                  (g) The Company Indemnified Parties shall not be entitled to indemnification for any consequential, exemplary or punitive damages or any multiple of damages unless such damages are assessed against any of the Company Indemnified Parties in a Third-Party Claim. The Company and each Company Indemnified Party shall use commercially reasonable efforts, to the extent within their control, to mitigate any Losses for which they reasonably believe indemnification will be available pursuant to this Agreement.

                  (h) Any Loss for which any Company Indemnified Party is entitled to indemnification under this Section 9.3 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constitutes a breach of more than one representation, warranty, covenant or agreement.

            SECTION 9.4. TREATMENT OF INDEMNITY PAYMENTS. Unless otherwise required by Applicable Law, all payments made by the Common Equity Holders, Parent or MergerCo (or any of their respective Affiliates), as the case may be, to or for the benefit of the other parties pursuant to Sections 2.7 or this
Article IX shall be treated as adjustments to the Merger Consideration for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

            SECTION 9.5. REMEDIES EXCLUSIVE.

                  (a) The Company, Behrman Capital and Behrman on one hand, and Parent and MergerCo, on the other hand, hereby acknowledge and agree that prior to the Closing, none of them shall have any right or remedy to take any action in respect of, and none of them shall have any liability to the other in respect of, any breach by the Company, Behrman Capital, Behrman, Parent or MergerCo, as applicable, of any representations or warranties contained herein or any failure to comply with any of the covenants, conditions or agreements contained herein, except (i) to terminate this Agreement pursuant to
      Section 10.1 hereof, in which event, no party shall thereupon have obligation or liability to the parties whatsoever hereunder (ii) to seek specific performance or injunctive relief and (iii) any cause of action or liability for fraud.

                  (b) From and after the Closing, the rights of the parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this
      Article IX, and such indemnification rights shall be the sole and exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith. To the maximum extent permitted by law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws at common law or otherwise. Except as provided in this Article IX, no claim, action or remedy shall be brought or maintained by any party against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties hereto set forth or contained in this Agreement, except to the extent set forth in Section 11.11; provided, however, that, notwithstanding anything to the contrary in this Agreement, no party waives any rights to pursue a claim for fraud or any remedy therefor or to seek specific performance for a breach of a covenant or agreement to be performed by it before or after the Effective Time.

                 ARTICLE X - TERMINATION, AMENDMENT AND WAIVER

            SECTION 10.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the execution of the Written Consent:

                  (a) by the mutual written consent of Parent (on behalf of itself and MergerCo) and the Company;

                  (b) by either of the Company, on the one hand, or Parent (on behalf of itself and MergerCo), on the other hand, by written notice to the other:

                        (i) if any Governmental Authority of competent
            jurisdiction shall have issued an injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable; or

                        (ii) if the consummation of the Merger shall not have
            occurred on or before the 60th day following the date of this Agreement; provided, however, that (A) subject to clause (i) above, such date shall automatically be extended in the event that any request for additional information is pending on such date in connection with the required approval under the HSR Act to the date on which such approval is granted and (B) the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

                  (c) by the Company, if the Company is not then in material breach of any term of this Agreement, upon written notice to Parent, upon a material breach of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Company to Parent such that the conditions set forth in Sections 8.1 or 8.3 cannot be satisfied at or prior to the date set forth in Section 10.1(b)(ii); or

                  (d) by Parent (on behalf of itself and MergerCo), if neither Parent nor MergerCo is then in material breach of any term of this Agreement, upon written notice to Company, upon a material breach of any representation, warranty or covenant of the Company contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Parent or MergerCo to the Company such that the conditions set forth in Sections 8.1 and 8.2 cannot be satisfied at or prior to the date set forth in Section 10.1(b)(ii).

            SECTION 10.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company and their respective directors, officers, employees, partners, managers, members or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 7.3, 7.5, Section 9.5(a), this Section 10.2 and Article XI; provided, however, that nothing contained in this Section 10.2 shall relieve any party from liabilities or damages arising out of any willful breach by such party of this Agreement.

            SECTION 10.3. AMENDMENT. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after the execution of the Written Consent; provided, however, that after the execution of the Written Consent, no amendment shall be made that by law requires further approval by the stockholders without obtaining the approval of the Stockholders' Representative.

            SECTION 10.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

                        ARTICLE XI - GENERAL PROVISIONS

            SECTION 11.1. NOTICES. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or via facsimile to the parties at the following addresses (or at such other address for a party as specified by like notice):

                   (a) if to the Company, to:

                  ADI Holding Company, Inc.
                  Four Biotech Park
                  377 Plantation Street
                  Worcester, MA 01605
                  Attn:  Robert E. Flaherty
                  Facsimile: (508) 752-7421

                  With a copy to:

                  Behrman Capital, L.P.
                  126 East 56th Street, 27th Floor
                  New York, NY 10022
                  Attn:  Mark P. Visser
                  Facsimile: (212) 980-7024

                  with copy to:

                  Goodwin Procter LLP
                  599 Lexington Avenue
                  New York, NY 10022
                  Attn:  A.J. Weidhaas, Esq.
                  Facsimile: (212) 355-3333

                   (b) if to Parent, to:

                  Fisher Scientific International Inc.
                  Liberty Lane
                  Hampton, NH 03842
                  Attn: General Counsel
                  Facsimile: (603) 929-2373

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY  10036
                  Attn: Ralph Arditi, Esq.
                  Facsimile: (917) 777-3860

                   (c) If to MergerCo, to:

                  c/o Fisher Scientific International Inc.
                  Liberty Lane
                  Hampton, NH 03842
                  Attn:  General Counsel
                  Facsimile: (603) 929-2379

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY  10036
                  Attn: Ralph Arditi, Esq.
                  Facsimile: (917) 777-3860

                   (d) if to the Stockholders' Representative, to:

                  Behrman Capital III L.P.
                  126 East 56th Street, 27th Floor
                  New York, NY 10022
                  Attn:  Grant Behrman and Mark Visser
                  Facsimile: (212) 980-7024
                  with copy to:

                  Goodwin Procter LLP
                  599 Lexington Avenue
                  New York, NY 10022
                  Attn:  A.J. Weidhaas, Esq.
                  Facsimile: (212) 355-3333

            SECTION 11.2. DISCLOSURE SCHEDULES. Information set forth in the schedules to this Agreement (the "Schedules") is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Parent, MergerCo or the Company, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, MergerCo, the Company or the Common Equity Holders, as applicable. The section number headings in the Schedules correspond to the Section numbers in this Agreement and any information disclosed in any section of the Schedules shall be deemed to be disclosed and incorporated into any other section of the Schedules where such disclosure would be appropriate and reasonably apparent.

            SECTION 11.3. ENTIRE AGREEMENT. This Agreement, together with the Schedules and certificates referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

            SECTION 11.4. ASSIGNMENT. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided that Parent or MergerCo may assign any of its rights and obligations hereunder to any wholly-owned Subsidiary of Parent; provided further that no such assignment by Parent or MergerCo shall relieve Parent or MergerCo of any of its obligations hereunder.

            SECTION 11.5. SEVERABILITY. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

            SECTION 11.6. NO AGREEMENT UNTIL EXECUTED. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Company Board has approved, for purposes of Section 151 of the DGCL and any applicable provision of the Certificate of Incorporation, the terms of this Agreement and
(b) this Agreement is executed by the parties hereto.

            SECTION 11.7. CERTAIN DEFINITIONS. For purposes of this Agreement:

                  (a) An "Affiliate" of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                  (b) "Aggregate Common Equity Holder Consideration" means the aggregate amount of cash payable to the Common Equity Holders as of the Effective Time.

                  (c) "Applicable Law" means any domestic, foreign, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment or decree applicable to the Company or any of its Subsidiaries or Parent or MergerCo, as applicable, or any of their respective Affiliates, properties, assets, officers, directors or employees, including, without limitations, (i) the Federal Ethics in Patient Referrals Act, 42 U.S.C.Section 1395nn, and all regulations promulgated thereunder, (ii) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C.Section 1320a-7b(b), and all regulations promulgated thereunder, (iii) the False Claims Act, 31 U.S.C. Section 3729, (iv) the Occupational Safety and Health Act and all regulations promulgated under such legislation, (v) privacy and security regulations promulgated under the Health Insurance Portability and Accountability Act of 1996 at 42 C.F.R. part 164, (vi) the Federal Food, Drug and Cosmetic Act, 21 U.S.C.Section 321 et seq., and all regulations promulgated thereunder, (vii) the Clinical Laboratory Improvement Amendments, 42 U.S.C.Section 263a, and all regulations promulgated thereunder ("CLIA") and (viii) applicable laws of the United States Drug Enforcement Administration and all regulations promulgated thereunder ("DEA").

                  (d) "Certificate of Incorporation" means the Company's Amended and Restated Certificate of Incorporation.

                  (e) "Class A Common Stock" means the Company's non-voting class A common stock, par value $.01 per share.

                  (f) "Common Stock" means the Company's voting common stock, par value $.01 per share.

                  (g) "Included Payroll Taxes" shall mean the aggregate amount of the employer's share of payroll taxes payable by the Company and its Subsidiaries as a result of the exercise or cash out of the Options pursuant to Section 2.2, provided that such amount shall not include (x) the amount of any social security taxes payable in respect of any employee whose compensation subject to social security taxes for calendar year 2006 will equal or will be greater than $94,200 (without regard to the exercise or cash out of Options pursuant to Section 2.2) and (y) with respect to any employee whose compensation subject to social security taxes for calendar year 2006 will be greater than $94,200 (as a result of taking into account the exercise or cash out of Options pursuant to Section 2.2), an amount of social security taxes equal to such employee's projected total compensation subject to social security taxes for calendar year 2006 (without regard to the exercise or cash out of Options pursuant to Section 2.2) not yet paid as of the Closing Date multiplied by 6.2%. To the extent that any state payroll taxes "phase out" in a manner similar to federal social security taxes, the principles of the foregoing proviso shall be applied, with adjustments to the applicable phaseout threshold for any such state. The foregoing calculations shall be based upon the information set forth in Schedule 7.9(d) (as may be amended).

                  (h) "Indebtedness" means, without duplication, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by a writing, (ii) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (iii) all obligations under financing or capital leases, (iv) all liabilities secured by any Encumbrance on any property,
      (v) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (vi) any guarantee of any of the foregoing obligations.

                  (i) "Indemnification Agreement" means the indemnification agreement substantially in the form attached hereto as Exhibit B to be entered into by Parent, MergerCo and the Common Equity Holders who are parties thereto.

                  (j) "Intellectual Property" means all intellectual property rights owned, licensed or used by the Company or any Subsidiary of the Company arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, reissues, re-examinations, substitutions and extensions therefor (collectively, "Patents"), (ii) fictional business names, trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, "Marks"), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, "Copyrights"), (iv) discoveries, concepts, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, procedures, designs, drawings, specifications, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals of Company, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, "Trade Secrets"), and
      (v) (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (B) databases and complications, including any and all data and collections of data, whether machine readable or otherwise; (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (D) all documentation including user manuals and other training documentation related to any of the foregoing.

                  (k) "Losses" of a Person means any and all losses, liabilities, damages, claims, awards, judgments, settlements, costs and expenses (including, without limitation, interest, penalties, fines, costs of investigation and reasonable attorneys' and other professionals' fees) actually suffered, imposed upon or incurred by such Person, whether or not involving a Third-Party Claim.

                  (l) "Net Working Capital" means (a) the Company's current assets, excluding (i) cash and cash equivalents and (ii) deferred tax assets, less (b) the Company's current liabilities, including Included Payroll Taxes, and excluding (i) Taxes, including income tax withholdings in respect of payments made pursuant to Section 2.2 (other than Included Payroll Taxes), (ii) amounts included in "Current Portion of Long-Term Debt including Revolving Loan", (iii) Company Expenses to the extent paid at the Effective Time pursuant to Section 2.4, (iv) the fair value of the interest rate swap, if any, (v) any interest payable on Outstanding Indebtedness and (vi) the amounts of any management retention bonus, if any. For the avoidance of doubt, the amount of Net Working Capital shall be determined without taking into account (x) any Tax impact of the Special Items and (y) the actual payments made pursuant to Section 2.2.

                  (m) "Outstanding Indebtedness" means all Indebtedness, including any fees, penalties, prepayment amounts or other amounts due in connection therewith, as of the Effective Time including such amounts due under that certain Amended and Restated Credit Agreement, dated as of November 18, 2004, by and among the Company, various lending institutions and General Electric Capital Corporation and the notes issued to certain Stockholders.

                  (n) "Parent Material Adverse Effect" means any change, effect, event, circumstance or condition that has or results in a material adverse effect on Parent's ability to timely perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

                  (o) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

                  (p) "Redeemable Preferred Stock" means the Company's Redeemable Preferred Stock, par value $.01 per share.

                  (q) "Series A Preferred Stock" means the Company's Series A Convertible Preferred Stock, par value $.01 per share.

                  (r) "Series B Preferred Stock" means the Company's Series B Convertible Preferred Stock, par value $.01 per share.

                  (s) "Special Items" means (a) any payments in respect of Options pursuant to Section 2.2 of this Agreement; (b) the repayment of the Outstanding Indebtedness at the Closing; (c) the payment of legal, financial advisory, accounting and other fees and expenses of the Company in connection with the transactions contemplated hereby; and (d) the payment of a financial advisory fee to Behrman pursuant to that certain Financial Advisor Agreement entered into as of February 12, 2004 by and between Behrman and the Company.

                  (t) "Stockholders' Representative" means Behrman Capital III L.P.

                  (u) "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.

                  (v) "Third-Party Claim" means any claim asserted by a Person that is not a party to this Agreement or a controlled Affiliate of a party to this Agreement against a Parent/MergerCo Indemnified Party or a Company Indemnified Party, as the case may be.

            SECTION 11.8. INTERPRETATION. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made by the Company or Parent or MergerCo herein. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement shall be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement shall be given full separate and independent effect.

            SECTION 11.9. FEES AND EXPENSES. Subject to Section 2.4 above, and except as otherwise set forth in this Agreement, whether or not the Merger is consummated, each of Parent (on behalf of Parent and MergerCo), on the one hand, and the Common Equity Holders, on the other hand, shall bear their own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

            SECTION 11.10. CHOICE OF LAW/CONSENT TO JURISDICTION. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of the State of New York for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

            SECTION 11.11. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of proper jurisdiction, including without limitation the obligation to close the Merger on the Closing Date pursuant to Section 1.4 hereof. Such remedies shall not be exclusive and shall be in addition to any other remedies that any party may have under Article IX of this Agreement.

            SECTION 11.12. MUTUAL DRAFTING. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

            SECTION 11.13. MISCELLANEOUS. This Agreement (a) constitutes, together with the Confidentiality Agreement and the Schedules, Exhibits and Annexes attached hereto, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement.

                  [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        PARENT:

                                        FISHER SCIENTIFIC INTERNATIONAL INC.

                                        By: /s/  Paul M. Meister
                                            -----------------------------------
                                            Name: Paul M. Meister
                                            Title: Vice Chairman

                                        MERGERCO:

                                        ATLAS ACQUISITION CORP.

                                        By: /s/ Sarah H. McConnell
                                            -----------------------------------
                                            Name: Sarah H. McConnell
                                            Title: Vice President and Secretary

                                        COMPANY:

                                        ADI HOLDING COMPANY, INC.

                                        By: /s/  Mark Visser
                                            ------------------------------------
                                            Name: Mark Visser
                                            Title: Vice President

                                       BEHRMAN CAPITAL:

                                       BEHRMAN CAPITAL III L.P.

                                       By: Behrman Brothers III LLC, its general
                                       partner

                                       By: /s/ Grant G. Behrman
                                           ------------------------------------
                                           Name: Grant G. Behrman
                                           Title: Managing Member

                                       BEHRMAN:

                                       BEHRMAN BROTHERS MANAGEMENT CORP.

                                       By: /s/ Grant G. Behrman
                                           ------------------------------------
                                           Name: Grant G. Behrman
                                           Title: President

                                     ANNEX A

                                  DEFINED TERMS

TERM                                                           SECTION REFERENCE
----                                                           -----------------
Accounting Referee                                             2.7(d)
Acquisition Transaction                                        7.6(a)
Affiliate(s)                                                   11.7(a)
Affiliate Arrangement                                          4.19
Aggregate Common Equity Holder Consideration                   11.7(b)
Aggregate Option Exercise Price Proceeds                       2.2(a)
Agreement                                                      Introduction
Applicable Law(s)                                              11.7(c)
Appraisal Rights Provisions                                    3.2(a)
Balance Sheet Principles                                       2.6(a)
Base Balance Sheet                                             4.5(a)(ii)
Behrman                                                        Introduction
Behrman Capital                                                Introduction
Business Day                                                   1.4
By-Laws                                                        4.1(a)
Capital Stock                                                  4.2
Certificate of Incorporation                                   11.7(d)
Certificate of Merger                                          1.2
Certificate                                                    2.1(f)
Class A Common Stock                                           11.7(e)
CLIA                                                           11.7(c)
Closing                                                        1.4
Closing Cash Amount                                            2.7(a)
Closing Cash Shortfall                                         2.7(e)
Closing Date                                                   1.4
Closing Statement                                              2.7(a)
Closing Underage                                               2.7(b)
Closing Working Capital                                        2.7(a)
Code                                                           4.8(f)(i)
Common Equity Holder(s)                                        2.7(d)
Common Stock                                                   11.7(f)
Company                                                        Introduction
Company Board                                                  Recitals
Company Employee(s)                                            7.9(a)
Company Expenses                                               2.4
Company Indemnified Party                                      9.3(a)
Company Licenses                                               4.18

Company Material Adverse Effect                                4.1(a)
Company Plan(s)                                                4.9(a)
Company Stock                                                  2.1
Competitive Person                                             7.7(a)
Confidentiality Agreement                                      7.3
Contract                                                       4.12
Copyrights                                                     11.7(i)
DEA                                                            11.7(c)
Deductible                                                     9.2(b)(i)
DGCL                                                           Recitals
Dissenting Shares                                              3.2(a)
Effective Time                                                 1.2
Encumbrances                                                   2.3
Environment                                                    4.14(e)
Environmental Laws                                             4.14(e)
ERISA                                                          4.9(a)
ERISA Affiliate                                                4.9(a)
Escrow Agent                                                   3.1(a)
Escrow Agreement                                               3.1(a)
Escrow Amount                                                  3.1(a)
Escrow Fund                                                    3.1(a)
Estimated Cash Amount                                          2.1(e)(iii)
Estimated Closing Balance Sheet                                2.6(a)
Estimated Net Working Capital                                  2.6(a)
Estimated Underage                                             2.6(b)
Exchange Agent                                                 3.1(a)
Excluded Representations and Warranties                        9.1
Excluded Taxes                                                 9.2(a)
Final Cash Amount                                              2.7(c)
Final Closing Balance Sheet                                    2.7(a)
Final Closing Underage                                         2.7(c)
Financial Statements                                           4.5(a)
FIRPTA Certificate                                             8.2(j)
GAAP                                                           4.1(a)
Governmental Authority                                         4.4
Hazardous Material                                             4.14(e)
HSR Act                                                        7.4(a)
Indebtedness                                                   11.7(g)
Indemnification Agreement                                      11.7(h)
Indemnification Cut-Off Date                                   9.2(b)(v)
Indemnified Party                                              7.8(d)
Indemnified Tax Claim                                          7.14(f)(ii)
Intellectual Property                                          11.7(i)

Leased Real Property                                             4.10(a)
Lease(s)                                                         4.10(a)
Losses                                                           11.7(j)
Marks                                                            11.7(i)
Merger                                                           Recitals
MergerCo                                                         Introduction
Merger Consideration                                             2.1(e)
Net Working Capital                                              11.7(k)
Option(s)                                                        2.2(a)
Optionholder(s)                                                  2.2(a)
Outstanding Indebtedness                                         11.7(l)
Parent                                                           Introduction
Parent Material Adverse Effect                                   11.7(m)
Parent/MergerCo Indemnified Party                                9.2(a)
Patents                                                          11.7(i)
Payment Programs                                                 4.17(c)
Person(s)                                                        11.7(n)
Plan                                                             2.2(a)
Post-Closing Portion                                             7.14(b)
Pre-Closing Portion                                              7.14(b)
Pre-Closing Tax Return                                           7.14(c)(iii)
Preferred Dividend                                               1.6(b)
Price Per Common Share                                           2.1(d)
Redeemable Preferred Stock                                       11.7(o)
Release                                                          4.14(e)
Review Period                                                    2.7(a)
Schedules                                                        11.2
Series A Preferred Stock                                         11.7(p)
Series B Preferred Stock                                         11.7(q)
Schedule 7.9                                                     7.9(d)
Special Items                                                    11.7(r)
Stockholder(s)                                                   2.1
Stockholders' Representative                                     11.7(s)
Straddle Period                                                  7.14(b)
Straddle Period Tax Return                                       7.14(c)(iii)
Subsidiary                                                       11.7(t)
Surviving Corporation                                            1.1
Tax Returns                                                      4.8(f)(iii)
Tax(es)                                                          4.8(f)(ii)
Tax Proceeding(s)                                                4.8(a)(iv)
Tax Representations and Warranties                               9.1
Third-Party Claim                                                11.7(u)
Total Option Proceeds                                            2.2(a)

Trade Secrets                                                   11.7(i)
Transfer Taxes                                                  7.14(e)
Vested Options                                                  2.2(a)
WARN                                                            4.11(a)
Working Capital Escrow Account                                  3.1(a)
Working Capital Target                                          2.6(b)
Written Consent                                                 7.1(a)